EXHIBIT 10.2

EXECUTION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

XALOY SUPERIOR HOLDINGS, INC.

NORDSON CORPORATION

BUCKEYE MERGER CORP.

AND

SELLERS’ REPRESENTATIVE

DATED AS OF JUNE 2, 2012

i

5.5	FINANCIAL STATEMENTS	28
5.6	ABSENCE OF CERTAIN DEVELOPMENTS	28
5.7	REAL PROPERTY	29
5.8	TITLE TO TANGIBLE ASSETS	30
5.9	CONTRACTS AND COMMITMENTS	30
5.10	PROPRIETARY RIGHTS	32
5.11	GOVERNMENTAL LICENSES AND PERMITS	33
5.12	LITIGATION; PROCEEDINGS	33
5.13	COMPLIANCE WITH LAWS	33
5.14	EMPLOYEES	33
5.15	EMPLOYEE BENEFIT PLANS	34
5.16	TAX MATTERS	37
5.17	BROKERAGE	38
5.18	AFFILIATE TRANSACTIONS	39
5.19	ENVIRONMENTAL MATTERS	39
5.20	BANK ACCOUNTS	40
5.21	ACCOUNTS RECEIVABLE	40
5.22	CERTAIN PAYMENTS	40
5.23	INSURANCE	40
5.24	CUSTOMERS AND SUPPLIERS	41
5.25	STOCKHOLDER APPROVAL	41
5.26	DISCLAIMER	41

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		42

6.1	ORGANIZATION AND POWER	42
6.2	AUTHORIZATION	42
6.3	ABSENCE OF CONFLICTS	42
6.4	GOVERNMENTAL AUTHORITIES AND CONSENTS	43
6.5	LITIGATION	43
6.6	OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES	43
6.7	BROKERAGE	43
6.8	FINANCING	43
6.9	DUE DILIGENCE REVIEW	44
6.10	RESTRICTED SECURITIES	44

ARTICLE 7 TERMINATION		44

7.1	TERMINATION	44
7.2	EFFECT OF TERMINATION	45

ARTICLE 8 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		46

8.1	RECOVERY FROM ESCROW; INDEMNIFICATION	46
8.2	MUTUAL ASSISTANCE	52
8.3	PRESS RELEASE AND ANNOUNCEMENTS; CONFIDENTIALITY	52

8.4	EXPENSES	52
8.5	FURTHER ASSURANCES	53
8.6	TRANSFER TAXES; RECORDING CHARGES	53
8.7	DIRECTORS AND OFFICERS INSURANCE	53
8.8	TAX MATTERS	54
8.9	DISPUTES; ARBITRATION PROCEDURE	56
8.10	SELLERS’ REPRESENTATIVE	57

ARTICLE 9 MISCELLANEOUS		57

9.1	Amendment and Waiver	58
9.2	NOTICES	58
9.3	ASSIGNMENT	58
9.4	SEVERABILITY	59
9.5	NO STRICT CONSTRUCTION	59
9.6	CAPTIONS	59
9.7	THIRD-PARTY BENEFICIARIES	59
9.8	COMPLETE AGREEMENT	59
9.9	COUNTERPARTS	60
9.10	GOVERNING LAW AND JURISDICTION	60
9.11	ATTORNEY-CLIENT PRIVILEGE AND CONFLICT WAIVER	60
9.12	WAIVER OF JURY TRIAL	60
9.13	SPECIFIC PERFORMANCE	61

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F	Form of Certificate of Merger Form of Distribution Waterfall Schedule Form of Letter of Transmittal Form of Purchaser Closing Certificate Form of Company Closing Certificate
Exhibit G	List of Resigning Directors, Managers, and Officers
Exhibit H	Form of Letter of Resignation
Exhibit I Exhibit J	Form of Special Option Replication Bonus Payments Release Form of Non-Solicitation Agreement

Schedules	Referenced in:
Distribution Waterfall Schedule	Section 1.1
Governmental Licenses Schedule	Sections 1.1 and 5.11
Permitted Liens Schedule	Section 1.1
Proprietary Rights Schedule	Section 1.1 and 5.10
Special Option Replication Bonus Payments Schedule	Sections 1.1, 2.7(a) and 3.4(b)
Tax Benefit Schedule	Section 1.1
Working Capital Schedule	Sections 1.1 and 2.11(b)
Repaid Indebtedness Schedule	Section 2.5(a), 2.9 and 3.4(a)
Transaction Expense Schedule	Section 2.5(a), 2.9 and 3.4(a)
Estimated Working Capital Statement Schedule	Section 2.11(a)
Key Employees Schedule	Section 4.1(b)
Negative Covenants Schedule	Section 4.2
Contracts Schedule	Section 4.2(n), 5.9(a) and 5.9(b)
Corporate Organization Schedule	Sections 5.1 and 5.3(b)
Capitalization Schedule	Section 5.3(a)
Subsidiaries Schedule	Section 5.3(b)
Material Restrictions Schedule	Sections 5.4
Financial Statements Schedule	Section 5.5
Developments Schedule	Section 5.6
Leased Real Property Schedule	Sections 5.7(a) and 5.7(c)
Owned Real Property Schedule	Sections 5.7(b) and 5.7(c)
Governmental Licenses Schedule	Section 5.11(a)
Litigation Schedule	Section 5.12

Compliance Schedule	Section 5.13
Employees Schedule	Section 5.14
Employee Benefits Schedule	Sections 5.15(a), 5.15(d), 5.15(g) and 5.9(a)
Taxes Schedule	Sections 5.16(a) and 5.16(b)
Brokerage Schedule	Section 5.17
Affiliate Transactions Schedule	Section 5.18
Environmental Schedule	Section 5.19
Bank Accounts Schedule	Section 5.20
Insurance Schedule	Section 5.25
Customers and Suppliers Schedule	Section 5.24
Purchaser Material Restrictions Schedule	Section 6.3
Purchaser Brokerage Schedule	Section 6.7
Sellers Schedule	Section 8.1(a)(i)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 2, 2012, by and among Xaloy Superior Holdings, Inc., a Delaware corporation (the “Company”), Nordson Corporation, an Ohio corporation (“Purchaser”), Buckeye Merger Corp., a Delaware corporation (“Merger Sub”), and the Sellers’ Representative (as defined herein). Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the holders of Company Capital Stock (as defined below);

WHEREAS, the board of directors of Merger Sub have (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Purchaser has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), whereby (i) each issued and outstanding share of Preferred Stock, par value $0.001 (the “Preferred Stock”), and (ii) each issued and outstanding share of Common Stock, par value $0.001 per share (the “Common Stock” and together with the Preferred Stock, the “Company Capital Stock”) of the Company (other than the Company Capital Stock to be canceled pursuant to Section 2.5(c) and the Dissenting Shares (as defined in Section 2.10(a))) shall be converted into the right to receive a portion of the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of the Company Capital Stock as set forth in the Company Charter;

WHEREAS, following the execution of this Agreement, the Company shall obtain, in accordance with Section 228 of the DGCL and its certificate of incorporation and bylaws, a written consent of Stockholders holding at least 90 percent of the outstanding voting Company Capital Stock approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”);

WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement; and

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“Business” means the Company Group’s businesses of developing, manufacturing, servicing, repairing and marketing barrels, screws, melt pumps, screen changers, heat transfer rolls, valves and front end components, jet cleaners, and pelletizers for plastics injection molding and extrusion manufacturing equipment.

“Business Day” shall mean any day on which commercial banks are open for business in San Francisco, California.

“Cash” means (i) cash, cash equivalents and marketable securities, plus (ii) deposits in transit to the extent there has been a reduction of receivables on account thereof, plus (iii) petty cash, minus (iv) issued but uncashed checks issued by the Company or its Subsidiaries (provided, that if the sum of clauses (i) through (iii) is less than the amount in clause (iv), “Cash” shall be deemed to be $0 and the amount of such shortfall shall be deemed to be Indebtedness (without duplication of any amount included therein) for all purposes hereunder).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter” means the amended and restated certificate of incorporation of the Company as currently in effect.

“Company Group” means the Company and its Subsidiaries.

“Contract” means any legally binding written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, guarantee or arrangement.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Exhibit C, which shall be updated as necessary by the Company prior to the Closing.

“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, laws, common law, ordinances, codes, rules, requirements and legally binding judicial and administrative orders and determinations concerning pollution or protection of the Environment or protection of human health and safety with respect to Hazardous Materials, as the foregoing are enacted and in effect, on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date and attached hereto as Exhibit A.

“Escrow Amount” means a cash amount equal to $10,000,000.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with the Company Group’s and its Subsidiaries’ past practices.

“Governmental Authority” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, or local.

“Governmental Licenses” means all permits, licenses, franchises, registrations, certificates, approvals, and other authorizations issued by or obtained from any Governmental Authority, including those listed on the “Governmental Licenses Schedule” attached hereto.

“Hazardous Materials” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that give rise to liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) any liability of such Person (i) for borrowed money (excluding any inter-company obligations,

any trade payables, accrued expenses, accounts payable and any other current liabilities), (ii) in respect of letters of credit, to the extent drawn, (iii) evidenced by a bond, note, debenture or similar instrument, (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for deferred purchase price obligations or earn-out obligations entered into in connection with any acquisition undertaken by such Person, or (vi) for dividends payable on preferred stock; (b) any liability of others (other than members of the Company Group) described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is secured in whole or in part by the assets of such Person; and (c) any and all accrued interest, prepayment premiums, make whole premiums or penalties and fees associated with any of the foregoing. For the avoidance of doubt, none of the obligations under the retirement plans of the Company and its Subsidiaries shall be considered Indebtedness.

“Initial Cash Merger Consideration” means the Initial Merger Consideration, minus the Warrant Payments.

“Initial Merger Consideration” means (i) $200,000,000, plus (ii) the aggregate amount of all Estimated Cash held by the Company Group as of the close of business on the day prior to the Closing Date, minus (iii) the Transaction Expenses (to the extent not paid by the Company Group prior to the Closing), minus (iv) the Escrow Amount, minus (v) the Repaid Indebtedness (to the extent not paid by the Company Group prior to the Closing), (vi) plus the Tax Benefit, minus (vii) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.11(a), is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (viii) the amount, if any, by which Estimated Working Capital as of the close of business on the day prior to the Closing Date, as determined pursuant to Section 2.11(a), is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”), minus (ix) the Sellers’ Representative Expense Fund, minus (x) the amount of Net Special Option Replication Bonus Payments.

“Knowledge” means in the case of Purchaser, the actual knowledge of the chief executive officer and president or chief financial officer (or persons serving in similar capacities) of such Person, without independent investigation, and means in the case of the Company, the actual knowledge of Ronald Auletta, Robert Kordenbrock, Bernd Hoehn and Teong Hiang Kong without independent investigation.

“Law” means any foreign, federal, state or local law (including common law), statute, code, or governmental ordinance, rule, or regulation, in each case, as promulgated by a Governmental Authority.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or claims (including counterclaims) by or before a Governmental Authority.

“Letter of Transmittal” shall mean that certain Letter of Transmittal attached hereto as Exhibit D.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, easement, or charge or similar restrictions or limitations.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually, has a material and adverse effect upon the assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse Event arising from or relating to (i) general business or economic conditions, including such conditions related to the Business which do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (ii) the effect of any change that generally affects any industry in which any member of the Company Group operates which does not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (iii) any failure by any member of the Company Group to meet its internal financial projections (it being understood that the underlying cause of such failure to meet projections shall not be excluded by reason of this clause (iii)), (iv) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (v) changes in GAAP, (vi) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vii) changes in Law which do not have a disproportionate impact on the Company Group when compared to other similarly situated businesses, (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes or (ix) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereunder.

“Merger Consideration” means an amount equal to (i) the Initial Merger Consideration, plus (ii) any payments required to be made to the Sellers’ Representative (for the benefit of the Sellers) pursuant to Section 2.11(d), minus (iii) any payments to Purchaser pursuant to Section 2.11(d).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority having competent jurisdiction.

“Permitted Liens” means (i) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business consistent with past practice and for amounts which are not delinquent and which would not, individually or in the aggregate, be material, and which do not result from a breach, default or violation of a Company Group entity of any Contract or Law, (ii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is diligently contesting in good faith by appropriate proceedings and for which adequate reserves according to GAAP, if required, have been established, (iii) purchase money Liens securing rental payments under capital lease arrangements, (iv) applicable Law or Orders, (v) Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby; and (vi) any other Liens set forth on the “Permitted Liens Schedule”.

“Permitted Real Property Liens” means with respect to each parcel of Owned Real Property (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not yet due and payable as of the Closing Date or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP, if required, have been established; (ii) mechanics’, landlord’s, carriers’, workmens’, repairmens’ or contractors’ Liens with respect to such parcel incurred in the ordinary course of business for amounts which are not delinquent and would not, individually or in the aggregate, be material (or any other Liens against which the Company Group’s title insurer shall be prepared to insure over at no cost to Purchaser and without reliance on any affidavits, indemnities or other undertakings from the Company Group); (iii) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over such parcel (but not the violation of any such laws); (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such parcel which, individually or in the aggregate, do not interfere with the operation of the Business and do not materially impair the use, occupancy or value of such parcel; and (v) matters which would be disclosed on an accurate survey which, individually or in the aggregate, do not interfere with the operation of the Business and do not materially impair the use, occupancy or value of such parcel.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proprietary Rights” means (i) patents and patent applications; (ii) trademarks, service marks, trade names and trade dress, together with all goodwill associated therewith, and internet domain names; (iii) copyrights; (iv) trade secrets, know-how and confidential information; and (v) registrations and applications for any of the foregoing.

“Purchased Proprietary Rights” means all Proprietary Rights owned by the Company Group, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including the Proprietary Rights listed in the “Proprietary Rights Schedule.”

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a

Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Sellers” means the Stockholders, Special Option Replication Bonus Payment recipients, and holders of Warrants.

“Sellers’ Representative” means Industrial Growth Partners III, L.P.

“Special Option Replication Bonus Payments” shall mean those special bonus arrangements established by the Company to replicate option-like payments to certain employees of the Company Group as described on the “Special Option Replication Bonus Payments Schedule”.

“Stockholder” means a holder of Company Capital Stock.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $18,876,000.

“Tax” means (i) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, ad valorem, real property gains, registration, value added, escheat, unclaimed or abandoned property, excise, natural resources, severance, stamp, occupation, profits, premium, windfall profit, environmental, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, withholding, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any law or taxing authority, whether disputed or not, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, (iii) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, excluding, in each case, any liability imposed under any contract executed in the ordinary course of business and not primarily related to Taxes, and (iv) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Benefit” is defined in, and shall be calculated in accordance with, the “Tax Benefit Schedule” attached hereto.

“Tax Return” means any return, declaration, statement, election, schedule, form, report, claim for refund, information return or other document (including any related or supporting schedule, supplement, attachment, statement or information) in each case related to Taxes of any member of the Company Group, including any amendment thereof.

“Transaction Expenses” means, collectively, the amount of (i) all unpaid fees, commissions, or expenses that have been incurred on or prior to the Closing Date on behalf of the Company Group in connection with the preparation, negotiation and execution of this Agreement and/or the consummation or performance of any of the transactions contemplated by this Agreement and the agreements contemplated hereby, including the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses, (ii) all fees payable by any member of the Company Group to any Seller or any Affiliates of a Seller in connection with this Agreement or the transactions contemplated hereby (other than the Special Option Replication Bonus Payments), and (iii) any change-in-control bonuses, retention or similar payments to directors, officers, employees and consultants of the Company Group payable as a result of or in connection with the consummation of the transactions contemplated hereby (other than the Special Option Replication Bonus Payments).

“Warrant” means each outstanding unexercised warrant to purchase shares of Company Capital Stock.

“Working Capital” is defined in, and shall be calculated in accordance with the formula, policies and procedures set forth on, the “Working Capital Schedule”.

1.2 Cross References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
1933 Act	6.9
Accounting Arbitrator	2.11(c)(ii)
Actual Cash	2.11(b)
Actual Working Capital	2.11(b)
Agreement	Recitals
Antitrust Law	4.5(a)
Audited Financial Statements	5.5(a)
Business Customers	5.26
Business Suppliers	5.26
Certificates	2.6(b)
Certificate of Merger	2.2
Claim Notice	8.1(c)(i)
Closing	2.2
Closing Date	2.2
Common Stock	Recitals
Company	Recitals
Company Board	Recitals

Term	Section
Company Capital Stock	Recitals
Company Documents	5.2
Confidentiality Agreement	8.3
D&O Beneficiary	8.7
D&O Claim	8.7
D&O Insurance	8.7
DGCL	Recitals
Dispute Notice	2.11(c)(ii)
Dissenting Shares	2.10(a)
Downward Closing Working Capital Adjustment	1.1
Effective Time	2.2
Employee Plans	5.15(a)
Escrow Agent	2.5(a)(iv)
Estimated Cash	2.11(a)
Estimated Working Capital	2.11(a)
Events	1.1
Final Cash	2.11(c)(i), 2.11(c)(ii) and 2.11(c)(iii)
Final Initial Merger Consideration	2.11(d)
Final Working Capital	2.11(c)(i), 2.11(c)(ii) and 2.11(c)(iii)
Financial Statements	5.5
Fundamental Representations	8.1(a)(ii)
Fundamental Representations Cap	8.1(a)(iii)(A)
Indemnification Basket	8.1(a)(iii)(B)
Indemnification Cap	8.1(a)(iii)(A)
Indemnified Party	8.1(c)(i)
Indemnifying Party	8.1(c)(i)
Interim Financial Statements	5.5(b)
Lease	5.7(a)
Leased Real Property	5.7(a)
Litigation Conditions	8.1(c)(ii)
Loss	8.1(a)(i)
Merger	2.1
Merger Sub	Recitals
Outside Date	7.1(d)
Owned Real Property	5.7(b)
PBGC	8.11
Post-Closing Straddle Period	8.8(d)
Pre-Closing Straddle Period	8.8(d)
Preferred Stock	Recitals
Privilege Period	8.8(d)
Pro Rata Share	8.1(a)(i)
Purchaser	Recitals
Purchaser Indemnitees	8.1(a)(i)

Term	Section
Related Persons	5.18
Repaid Indebtedness	2.9
Seller Indemnitees	8.1(b)(i)
Sellers’ Representative Expense Fund	8.10
Stockholder Vote	4.6
Straddle Period	8.8(d)
Survival Date	8.1(a)(ii)
Surviving Corporation	Recitals
Stub Period Balance Sheet	5.5(b)
Third Party Claim	8.1(c)(i)
Upward Closing Working Capital Adjustment	1.1
WARN	5.14(b)
Warrant Payments	2.7(b)

ARTICLE 2

THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly owned Subsidiary of Purchaser (the “Merger”).

2.2 The Closing and the Effective Time. The closing of the Merger (the “Closing”), will take place at the offices of Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, California 94104, three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Sections 3.1, 3.2 and 3.3 (other than the conditions that must be satisfied at the Closing) unless another time or place is mutually agreed upon in writing by Purchaser and the Company. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3 Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement and the Company Documents, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation, Bylaws and Board of Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and the bylaws of the Surviving Corporation shall be the certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or in accordance with applicable Laws. The board of directors of Merger Sub immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.5 Effect of the Merger on the Company Capital Stock and the Capital Stock of Merger Sub.

(a) Effect on the Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Company Capital Stock, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.5 and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration as set forth herein.

(i) Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration in accordance with the Distribution Waterfall.

(ii) For purposes of calculating the amount to be paid to each holder of Company Capital Stock at the Effective Time, the amounts described in this Section 2.5(a) shall be calculated assuming that the Merger Consideration is equal to the Initial Cash Merger Consideration, and shall be adjusted following the Closing as set forth herein. The amount to be paid to each holder of Company Capital Stock for each share of Company Capital Stock held shall be rounded down to the nearest whole cent.

(iii) All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to this Section 2.5(a), shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.5(a).

(iv) At the Effective Time, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds the following:

(A) all Repaid Indebtedness (to the extent not paid by the Company Group prior to the Closing), as set forth on “Repaid Indebtedness Schedule”, which schedule shall be delivered by the Company to Purchaser no later than two Business Days prior to the Effective Time and all Transaction Expenses (to the extent not paid by the Company Group prior to the Closing), as set forth on the “Transaction Expense Schedule”, which shall be updated as necessary by the Company to Purchaser no later than two Business Days prior to the Closing;

(B) the Escrow Amount to JPMorgan Chase Bank N.A., as escrow agent (the “Escrow Agent”), to an account designated by the Escrow Agent in writing not less than one (1) Business Day prior to the Closing Date;

(C) the Net Special Option Replication Bonus Payments to the Company for further payment to the persons entitled thereto pursuant to Section 2.7(a);

(D) on behalf of the Company, the Warrant Payments to the holders of Warrants entitled to receive Warrant Payments pursuant to Section 2.7(b);

(E) the Initial Cash Merger Consideration to the holders of Certificates pursuant to the terms of Section 2.6; provided, that to the extent that a Stockholder delivers a Letter of Transmittal and Certificate or a lost stock affidavit (as described in Section 2.6(d)) to the Company prior to the Closing, that portion of the Initial Cash Merger Consideration payable to such Stockholder shall be paid to such Stockholder at the Closing pursuant to wire instructions provided by such Stockholder; and

(F) the Sellers’ Representative Expense Fund to the Sellers’ Representative pursuant to Section 8.10.

(b) Capital Stock of Merger Sub. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the capital stock of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Corporation.

(c) Cancellation of Treasury Stock. Any Company Capital Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.6 Mechanism of Payment and Delivery of Certificates.

(a) At the Effective Time, Purchaser shall make the payments provided for in Section 2.5 of this Agreement.

(b) Except as otherwise set forth in Section 2.5(a)(iv)(E), upon surrender to Purchaser of a certificate representing, immediately prior to the Effective Time, Company Capital Stock (“Certificates”), together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within five (5) Business Days after such surrender, in exchange therefor, cash in an amount set forth in the Distribution Waterfall, which amounts shall be paid by Purchaser by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. Until surrendered and exchanged in accordance with the provisions of this Section 2.6(b), each Certificate (other than those representing Dissenting Shares or Company Capital Stock to be canceled pursuant to Section 2.5(c)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.5(a) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c) Neither Purchaser nor the Surviving Corporation shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered or transferred by the date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local governments or governmental agency, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(d) In the event any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit (in form and substance reasonably acceptable to Purchaser) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and the providing of a customary indemnity by such Person, the Company will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(e) Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock or Warrants or to any recipients of the Special Option Replication Bonus Payments, or otherwise pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Company, the Surviving Corporation or Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.7 Special Option Replication Bonus Payments; Warrants.

(a) On the Closing Date, Purchaser shall deliver to the Company, by wire transfer of immediately available funds to an account designated by the Company at least two (2) business days prior to the Closing Date, an amount equal to the Special Option Replication Bonus Payments, less the portion of such payments which will be placed in escrow (the “Net Special Option Replication Bonus Payments”), as set forth in the Distribution Waterfall. The Company shall cause payment of the Net Special Option Replication Bonus Payments to be issued to each Special Option Replication Bonus Payment recipient as described on the “Special Option Replication Bonus Payments Schedule”, within two (2) business days after the Closing Date, subject to the withholding described below. The Company shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any Special Option Replication Bonus Payment recipient pursuant to this Section 2.7(a) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Company so withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Special Option Replication Bonus Payment recipients in respect of which the Company made such deduction and withholding.

(b) At the Closing, each outstanding Warrant will, by virtue of the Closing and without further action on the part of the holder thereof, be cancelled and each outstanding Warrant will be converted into the right to receive an amount in cash (collectively, the “Warrant Payments”) equal to the amount attributable thereto, as set forth in the Distribution Waterfall. At the Effective Time and after the payment of the Warrant Payments, all Warrants shall terminate. In accordance with the provisions of this Agreement, at the Effective Time, Purchaser will pay or cause to be paid, on behalf of the Company, the Warrant Payments to the holders of Warrants entitled to receive Warrant Payments pursuant to this Section 2.7(b).

2.8 No Further Ownership Rights in the Company Capital Stock. The portion of the Merger Consideration paid in respect of the surrender for exchange of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Capital Stock which were outstanding immediately prior to the Effective Time.

2.9 Repaid Indebtedness; Company Transaction Expenses. It is contemplated by the parties that, upon the Closing, the Indebtedness of the Company Group set forth on the attached “Repaid Indebtedness Schedule” (to the extent not paid by the Company Group prior to the Closing) (the “Repaid Indebtedness”) will be fully repaid, and that such repayment will be paid by Purchaser pursuant to Section 2.5(a)(iv)(A). In order to facilitate such repayment, no less than two (2) Business Days prior to the Closing, the Company Group shall obtain payoff letters for the Repaid Indebtedness, which payoff letters will be in a form reasonably satisfactory to Purchaser, Merger Sub and their financing sources. Subject to the satisfaction or waiver of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby. In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Transaction Expenses set forth on the “Transaction Expense Schedule” (to the extent not paid by the Company Group prior to the Closing) will be fully paid, and that such payment will be paid by Purchaser pursuant to Section 2.5(a)(iv)(A). Subject to the satisfaction or waiver of the Company Group’s conditions, covenants and obligations to be satisfied prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.

2.10 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock affidavit to the Company as set forth in Section 2.6(d).

(b) The Company shall give (i) Purchaser and the Sellers’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.11 Working Capital and Cash Adjustment.

(a) Determination of Closing Adjustment. No later than three days prior to the Closing, the Company shall provide Purchaser with a statement of its good faith estimate of Working Capital (calculated consistently with the Target Working Capital, using the same accounting methods, policies, practices, procedures or estimation methods as those used for the purpose of determining the Target Working Capital) as of the close of business on the day prior to the Closing Date (“Estimated Working Capital”), its good faith estimate of the aggregate amount of all Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Estimated Cash”) and the amount, if any, by which the Initial Merger Consideration is to be adjusted as a result thereof. A sample statement is set forth on the attached “Estimated Working Capital Statement

Schedule.”

(b) Determination of Post-Closing Adjustment. As promptly as practicable after the Closing, but in no event later than forty-five (45) days following the Closing, Purchaser shall deliver to the Sellers’ Representative a statement of the actual Working Capital as of the close of business on the day prior to the Closing Date (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule”) and a statement of the actual Cash of the Company Group as of the close of business on the day prior to the Closing Date (“Actual Cash”).

(c) Disputed Final Adjustment.

(i) No later than thirty (30) days following the delivery by Purchaser of the statements of Actual Working Capital and Actual Cash, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital and Actual Cash. During such thirty (30) day period, the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Company and its Subsidiaries pertaining to or used in connection with the calculation, determination, and preparation of the statements of Actual Working Capital and Actual Cash as is reasonably requested by the Sellers’ Representative to enable it to evaluate the calculations of Actual Working Capital and Actual Cash prepared by Purchaser. If the Sellers’ Representative accepts the calculation of Actual Working Capital and Actual Cash determined pursuant to Section 2.11(b), or if the Sellers’ Representative fails within such thirty (30) day period to notify Purchaser of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.11(b), shall be the “Final Working Capital” and the calculation of Actual Cash determined pursuant to Section 2.11(b), shall be the “Final Cash” which, in each case, shall deemed final and conclusive and binding upon all parties in all respects.

(ii) If the Sellers’ Representative disputes the accuracy of the calculation of Actual Working Capital or Actual Cash, the Sellers’ Representative shall provide written notice to Purchaser no later than thirty (30) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital and Actual Cash (the “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Final Working Capital and/or Final Cash in accordance with this Section 2.11(c)(ii), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of the Company and its Subsidiaries pertaining to or used in connection with the calculation, determination, and preparation of the statement of Actual Working Capital or Actual Cash as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, “Final Working Capital” and/or “Final Cash” shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Purchaser and the

Sellers’ Representative shall forthwith jointly request that a nationally recognized independent public accounting firm as shall be mutually agreed by the Purchaser and the Sellers’ Representative (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.

(iii) The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital and/or Actual Cash shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital” and/or the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash.” The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and the Sellers’ Representative (on behalf of the Sellers and the Company), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(d) Payment following Calculation of Final Working Capital and Final Cash. Following the determination of the Final Working Capital and the Final Cash pursuant to Section 2.11(c), the Initial Merger Consideration shall be recalculated substituting the Final Working Capital for the Estimated Working Capital in Section 1.1 and the Final Cash for the Estimated Cash in Section 1.1 (the “Final Initial Merger Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing) (A) the Final Initial Merger Consideration is greater than the Initial Merger Consideration on the Closing Date, then the Company shall pay to the Sellers’ Representative (for the benefit of the Sellers pursuant to the Distribution Waterfall) the amount of such difference by wire transfer of immediately available funds within five (5) Business Days after such determination; and (B) the Initial Merger Consideration on the Closing Date is greater than the Final Initial Merger Consideration, then the Merger Consideration shall be reduced by such deficiency and such amount shall be paid to Purchaser (in accordance with the immediately following sentence) within five (5) Business Days after such determination. Any payment to be made to Purchaser pursuant to this Section 2.11 shall be paid first from the then-available portion of the Sellers’ Representative Expense Fund (if any) and then any remaining balance shall be paid directly by the Sellers (in accordance with each Seller’s Pro Rata Share).

ARTICLE 3

CONDITIONS TO CLOSING; CLOSING DELIVERIES

3.1 General Conditions. The respective obligations of Purchaser, Merger Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) no Law or Order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger; and

(b) the applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

3.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a) each of the representations and warranties set forth in Article 6 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby; and

(b) Purchaser and Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed and complied with by each of them under this Agreement prior to the Closing.

Any condition specified in this Section 3.2 may be waived by the Sellers’ Representative on behalf of the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Sellers’ Representative.

3.3 Conditions to Purchaser’s Obligations. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a) each of the representations and warranties set forth in Article 5 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect; provided, however, that the representations and warranties contained in (i) the first sentence of Section 5.1 (Organization and Corporate Power), (ii) Section 5.3 (Capitalization; Subsidiaries), (iii) Section 5.17 (Brokerage) and (iv) Section 5.18 (Affiliate Transactions) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date);

(b) each member of the Company Group shall have performed and complied with in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date; and

(c) since the date of the Interim Financial Statements through and including the Closing Date, there has been no Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Any condition specified in this Section 3.3 may be waived by Purchaser on behalf of Purchaser and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.

3.4 Closing Deliveries.

(a) Deliveries by Purchaser and Merger Sub. On the Closing Date, Purchaser shall deliver, or cause to be delivered, to the Sellers’ Representative (or such other Person as set forth below) the following items:

(i) a certificate from an officer of each of Purchaser and Merger Sub in the form set forth as Exhibit E attached hereto, dated as of the Closing Date, certifying that the conditions specified in Sections 3.2(a) and 3.2(b) hereof have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed by Purchaser;

(iii) the Initial Cash Merger Consideration to the Stockholders pursuant to Section 2.5(a)(iv)(E);

(iv) the Escrow Amount to the Escrow Agent;

(v) the Net Special Option Replication Bonus Payments to the Company;

(vi) the Warrant Payments to the holders of Warrants pursuant to Section 2.7(b);

(vii) Purchaser shall have paid, or caused to be paid, the Transaction Expenses set forth on the “Transaction Expense Schedule”;

(viii) Purchaser shall have delivered the Sellers’ Representative Expense Fund to the Sellers’ Representative;

(ix) Purchaser shall have paid, or caused to be repaid, the Repaid Indebtedness set forth on the “Repaid Indebtedness Schedule”;

(x) a copy of the non-solicitation agreement in the form attached hereto as Exhibit J (the “Non-Solicitation Agreement”), duly executed by Purchaser; and

(xi) a certificate signed by an officer of each of Purchaser and Merger Sub, respectively, certifying as to the minutes of the board of directors (or equivalent governing bodies) of each of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby.

(b) Deliveries by the Company. On the Closing Date, the Company shall deliver, or cause to be delivered, to Purchaser the following items:

(i) a certificate signed by an officer of the Company in the form set forth as Exhibit F attached hereto, dated as of the Closing Date, certifying that the conditions specified in Section 3.3(a) and 3.3(b) hereof have been satisfied;

(ii) certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby and the consummation of all transactions contemplated hereby and thereby;

(iii) a duly executed copy of the Written Consent;

(iv) an affidavit issued to Purchaser by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five year period ending on the Closing Date in form and substance reasonably satisfactory to Purchaser;

(v) a copy of the Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(vi) written resignations of each director (or manager, as applicable) and officer of the Company and its Subsidiaries listed in Exhibit G, in their capacity as such, in the form attached hereto as Exhibit H;

(vii) a release in the form attached hereto as Exhibit I, duly executed by each person entitled to a Special Option Replication Bonus Payment in accordance with the “Special Option Replication Bonus Payments Schedule”;

(viii) a copy of the Non-Solicitation Agreement, duly executed by Sellers’ Representative;

(ix) evidence of termination of the Management Services Agreement, dated September 8, 2008, by and between Xaloy Incorporated, Xaloy Holdings, Inc. and IGP

Industries, LLC, without further liabilities or obligations of the Company Group; and

(x) evidence that the Stockholder Vote described in Section 4.6 has occurred.

ARTICLE 4

COVENANTS PRIOR TO CLOSING

4.1 Affirmative Covenants. From the date hereof and prior to the earlier to occur of the Effective Time or the date that this Agreement is terminated in accordance with Article 7, except as otherwise provided herein or as required by Law, the Company shall, and shall cause its Subsidiaries to:

(a) conduct its and their respective business only in the ordinary course of business consistent in all material respects with past practice;

(b) (i) cooperate with Purchaser in Purchaser’s investigation of the Business and its properties, and (ii) permit Purchaser and its authorized representatives, at the sole cost of Purchaser, to (A) have reasonable access to its and its Subsidiaries’ offices, premises (including the Leased Real Property and Owned Real Property), and books and records during normal business hours and with reasonable prior notice, (B) visit and visually inspect any of its and its Subsidiaries’ properties (including the Leased Real Property and Owned Real Property) during normal business hours and with reasonable prior notice, and (C) discuss its affairs, finances and accounts with the Company Group’s key employees identified on the “Key Employees Schedule”; provided, however, that Purchaser shall coordinate all contact with any of the key employees through the Company or its designee; provided, further, notwithstanding anything to the contrary in this Agreement, the Company Group shall not be required to disclose any information if such disclosure would (A) result in the waiver of any attorney-client or other legal privilege or (B) contravene any applicable Laws; and

(c) reasonably cooperate with Purchaser (with no out-of-pocket costs or expenses incurred by the Company or its Subsidiaries) in its undertakings to obtain estoppel certificates, nondisturbance agreements, collateral access agreements and lien waivers from the applicable landlords of the Leased Real Property, provide to Purchaser’s title insurer customary title affidavits, indemnities and other documentation from the Company or its Subsidiaries (as applicable) as is necessary for Purchaser to obtain title insurance with respect to the Owned Real Property and material Leased Real Property, subject only to Permitted Real Property Liens, and otherwise reasonably cooperate with Purchaser (with no out-of-pocket costs or expenses incurred by the Company or its Subsidiaries) with respect to any other real property related deliveries as may be reasonably required by Purchaser, its lender or title insurance company.

4.2 Negative Covenants. From the date hereof and prior to the earlier to occur of the Effective Time or the date that this Agreement is terminated in accordance with Article 7, except as set forth on the “Negative Covenants Schedule,” as otherwise provided herein, or as required by

Law or Order, the Company shall not, and shall cause its Subsidiaries not to, without the consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a) acquire any material properties or assets or sell, lease, assign, license, transfer, convey, or otherwise dispose of any of the material properties or assets (or any portion thereof) of the Company Group, other than (i) sales of inventory or obsolete assets or assets with no book value, or (ii) in the ordinary course of business consistent with past practice;

(b) (i) increase the coverage or benefits available under any (or create any new) Employee Plan or otherwise modify or amend or terminate any Employee Plan, (ii) make, grant or promise any bonus or any material wage or salary increase to any employee, officer or director, or (iii) make, grant or promise any other change in employment terms for any employee, officer or director, in each case other than (A) routine or annual wage increases and benefit plan adjustments in the ordinary course of business consistent with past practice, (B) pursuant to the terms of any Employee Plan or any collective bargaining agreement in effect prior to the date of this Agreement as required by Law, or (C) the hiring of a replacement employee in the ordinary course of business consistent with past practice to the extent that the compensation of such employee does not exceed 125% of the compensation previously paid for such position;

(c) issue, sell or deliver any of its or any of its Subsidiaries’ securities, securities convertible into equity securities or any options, warrants or other rights to purchase its or its Subsidiaries’ equity securities;

(d) other than Cash dividends, declare, set aside, make, pay or effect any recapitalization, reclassification, stock dividend (or other distribution or payment), stock split, combination or like change in its capitalization or amend the terms of any outstanding securities of the Company or any of its Subsidiaries;

(e) enter into or agree to enter into any merger or consolidation with any Person, invest in any Person, make a loan or advance to any Person (other than advances to employees with respect to business expenses in the ordinary course of business), or make a capital contribution to, or otherwise acquire the securities or a substantial portion of the assets of, any other Person;

(f) issue, create, incur, assume, endorse, guarantee or otherwise become liable or responsible with respect to any Indebtedness either involving more than $1,000,000 or outside the ordinary course of business consistent with past practice;

(g) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries for consideration or requirement of payment in excess of $100,000, except in the ordinary course of business consistent with past practice;

(h) (i) make any change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settle or compromise any Tax liability; (iii) make, change or rescind any Tax election; (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of income Taxes; or (v) amend any Tax Return;

(i) amend or authorize the amendment of its certificate of incorporation or bylaws (or equivalent organizational documents);

(j) authorize capital expenditures in excess of $250,000, other than amounts set forth in the Company Group’s capital expenditures budget in effect as of the date hereof;

(k) enter into any new lease, sublease, or other occupancy agreement in respect of real property;

(l) enter into, modify or terminate any Contract with any labor union or other labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(m) enter into any Contract that contains a “non-competition”, “exclusivity” or other similar provision that restrains, restricts, limits or impedes the ability of the Company or any of its Subsidiaries to compete with or conduct any business or line of business in any geographic area, or that prohibits or restricts the solicitation for employment of any persons (other than prohibitions and restrictions set forth in non-disclosure agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(n) terminate, amend, restate, supplement or waive any rights under any (A) Contract set forth or required to be set forth on the “Contracts Schedule” other than in the ordinary course of business consistent with past practice, or (B) Governmental License;

(o) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(p) institute or settle any Legal Proceeding (other than matters involving the payment with respect to such matter of $250,000 or less by the Company Group) or waive or release any right or claim against a third Person.

4.3 Exclusivity. During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 7, the Company will not, and will not permit any of its Affiliates, directors, officers, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) enter into, maintain, or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of all or substantially all of the capital stock or assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange), and the Company shall not enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to acquisition of all or substantially all of the capital stock or assets of the Company Group taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange).

4.4 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby.

4.5 Regulatory Approval. Without limiting the generality of Section 4.4:

(a) Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to (i) file (x) a Premerger Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within two (2) Business Days after the date hereof and (y) any other filing or notification required pursuant to any other competition or anti-trust related legal or regulatory requirements of foreign jurisdiction, commissions or governing bodies (“Antitrust Law”) with respect to the transactions contemplated hereby within five (5) Business Days after the date hereof; (ii) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (iii) request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. Purchaser shall pay all filing fees required under the HSR Act or any other Antitrust Law.

(b) In connection with the efforts referenced in Section 4.4 and this Section 4.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act and any other Antitrust Law each of the parties shall use reasonable best efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry by a Governmental Authority; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by Law, permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority. The foregoing obligations in this Section 4.5(b) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

(c) Without limiting the generality of Section 4.5(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any Legal Proceeding is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if a filing pursuant to Section 4.5(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event on or prior to the Outside Date. Without limiting the generality of the foregoing, Purchaser shall promptly take and use reasonable best efforts to diligently pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, regarding the legality of the Merger.

4.6 280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “Stockholder Vote”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment or benefit received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code. The Company shall use reasonable best efforts to obtain any required waivers, consents or agreements from the disqualified individual prior to the Stockholder Vote such that the vote shall establish the “disqualified individual’s” right to the payment or other benefit. At least two (2) Business Days before the Company provides the stockholders with any material necessary to comply with the Stockholder Vote, Purchaser and its counsel shall be given the right to review and comment on all documents related to the Stockholder Vote, including any disclosure documents and “disqualified individual” waivers. The Company shall incorporate into such documents any reasonable comments that are timely provided by Purchaser. Purchaser and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Purchaser and Merger Sub as of the date hereof as follows:

5.1 Organization and Power. The Company is a Delaware corporation duly organized, validly existing and in good standing under the DGCL. Except as set forth on the attached “Corporate Organization Schedule,” the Company is duly qualified to do business as a foreign entity and is in good standing under the Laws of each jurisdiction listed on the attached “Corporate Organization Schedule,” which jurisdictions constitute all of the material jurisdictions in which the ownership or operation of properties or the proper conduct of the Business requires the Company to be so qualified. The Company has all requisite power and authority to carry on the Business as now conducted. The Company has provided to Purchaser a complete and correct copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each of its Subsidiaries. Such organizational documents are in full force and effect.

5.2 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the other agreements contemplated hereby, and the certificate contemplated by Section 3.4(b)(i) (the “Company Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Company Documents, the consummation of the Merger, and each of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by the Company and no other act or proceeding on the part of the Company, the Company Board or the Stockholders is necessary to authorize or approve the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby, other than obtaining the Written Consent. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents upon authorization, execution and delivery by the Company will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). On or prior to the date of this Agreement, the Company Board has, at a meeting duly called and held in which all directors were present, unanimously determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the Stockholders, and adopted resolutions by a unanimous vote (a) approving this Agreement, and (b) declaring this Agreement and the Merger advisable and directed that this Agreement be submitted to the Stockholders for their adoption, which resolutions have not been subsequently withdrawn or modified in any manner adverse to Purchaser.

5.3 Capitalization; Subsidiaries.

(a) The attached “Capitalization Schedule” accurately sets forth the authorized and outstanding capital stock of the Company and the name and number of shares of capital stock held by each Stockholder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are owned of record and beneficially by the Stockholders and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. Except for this Agreement and as may be set forth on the attached “Capitalization Schedule,” there are no outstanding options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

(b) The attached “Subsidiaries Schedule” sets forth a list of each of the Company’s Subsidiaries and, with respect to each of the Company’s Subsidiaries, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock and other equity interests, the number and class of shares and other equity interests thereof duly issued and outstanding, the names of all stockholders and other equity owners and the number of shares of stock and other equity interests owned by each stockholder and the amount of equity owned by each equity holder. Each of the Company’s Subsidiaries is a duly organized and validly existing corporation or other entity in good standing under the Laws of its respective jurisdiction of incorporation or formation as set forth on the “Corporate Organization Schedule”, and is duly qualified or authorized to do business as a foreign entity and is in good standing under the Laws of each jurisdiction listed on the attached “Corporate Organization Schedule”, which jurisdictions constitute all of the material jurisdictions in which the ownership or operation of properties or the proper conduct of the Business requires the Company’s Subsidiaries to be so qualified. Each of the Company’s Subsidiaries has all requisite power and authority necessary to own and operate its properties and assets and to carry on its businesses as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company or any of its Subsidiaries are owned by them free and clear of all Liens other than the Permitted Liens set forth and specifically identified on the “Permitted Liens Schedule”, except as set forth on the attached “Subsidiaries Schedule.” There is no existing option, warrant, call, right or Contract to which any Subsidiary of the Company is a party requiring, and there are no convertible securities of any Subsidiary of the Company outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary of the Company or other securities convertible into shares of capital stock or other equity interests of any Subsidiary of the Company. The Company does not own or hold, directly or indirectly, any capital stock, partnership interest, joint venture interest or equity interest or securities of, or the right to acquire any capital stock, partnership interest, joint venture interest or other equity interest in, any Person other than the Subsidiaries of the Company listed in the attached “Subsidiaries Schedule.”

5.4 Absence of Conflicts.

(a) Except as set forth on the attached “MATERIAL Restrictions Schedule” the execution, delivery and performance by the Company of this Agreement and the Company Documents, the consummation of the Merger, and the consummation of each of the transactions contemplated hereby or thereby will not, assuming that the Written Consent is obtained, violate, conflict with, result in any material breach of, constitute or result in a material default under (with or without notice or lapse of time or both), result in any violation of, result in the creation of any material Lien (other than a Permitted Lien or any Lien related to Purchaser’s or Merger Sub’s credit facilities) upon any properties or assets of any member of the Company Group, result in the termination, cancellation or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, result in loss of a material benefit under, give rise to any obligation of the Company or its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any notice under, any provision of (i) the Company Charter, the Company’s by-laws or any of the Company’s Subsidiaries’ articles of incorporation, by-laws or other organizational documents, (ii) any Contract required to be listed on the “Contracts Schedule” attached hereto or any Governmental License required to be listed on the “Governmental Licenses Schedule” to which the Company or any of its Subsidiaries is party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order applicable to the Company or any of its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries; or (iv) any applicable Law.

(b) Except as set forth on the attached “MATERIAL Restrictions Schedule”, no material authorization, consent, approval, exemption, waiver, Order, Governmental License or other material action by, authorization of, declaration or filing with, or notification to any Governmental Authority is required on the part of the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Company Documents, the consummation of the Merger or the consummation of the transactions contemplated hereby or thereby (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by any Antitrust Law).

5.5 Financial Statements. The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):

(a) the audited consolidated balance sheets of the Company Group as of December 31, 2010 and December 31, 2011, and the related audited consolidated statements of income, consolidated changes in stockholders’ equity and consolidated cash flows for the annual period then ended (the “Audited Financial Statements”); and

(b) the unaudited consolidated balance sheet of the Company Group as of April 30, 2012 (the “Stub Period Balance Sheet”) and the related consolidated unaudited statement of income and cash flows for the four (4) month period then ended (the “Interim Financial Statements”).

(c) The attached copies of the Financial Statements are accurate and complete in all material respects and the Financial Statements present fairly in all MATERIAL respects the financial condition, results of operations and cash flows of the Company Group (taken as a whole) throughout the periods covered thereby. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and the Interim Financial Statements have been prepared in accordance with GAAP (except that the Interim Financial Statements lack footnote disclosure and other presentation items and are subject to year-end adjustments).

5.6 Absence of Certain Developments. Except as set forth on the “Developments Schedule,” since December 31, 2011, no member of the Company Group has:

(a) suffered any Event that, individually or in the aggregate, has had or would reasonably be expected to have a MATERIAL ADVERSE EFFECT;

(b) sold, leased, assigned, licensed or transferred any of its MATERIAL assets or portion thereof (other than sales of inventory in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any additional Lien, except for Permitted Liens;

(c) made any MATERIAL capital expenditures or commitments therefor, other than in a manner materially consistent with the Company Group’s existing budget for capital expenditures or in the ordinary course of business consistent with past practice;

(d) suffered any extraordinary casualty loss, except for any such casualty loss covered by insurance;

(e) created, incurred, assumed or guaranteed any Indebtedness either involving more than $1,000,000 or outside the ordinary course of business consistent with past practice, except, in any case, for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures in a manner consistent with the Company Group’s existing budget for capital expenditures and ordinary working capital requirements;

(f) amended or authorized the amendment of its articles of incorporation, certificate of formation or similar governing documents;

(g) made any material change in the accounting methods or practices of the Company Group, except in so far as was required by a change in GAAP;

(h) acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, any Person or division thereof (other than inventory) or otherwise acquired or licensed any assets or properties (other than inventory or Proprietary Rights in the ordinary course of business consistent with past practice) that were MATERIAL to the Company Group taken as a whole; or

(i) committed or agreed to any of the foregoing.

5.7 Real Property.

(a) Leased Real Property. The attached “Leased Real Property Schedule” sets forth a true and complete list, including addresses, of all real property leased, subleased, licensed or operated through a use agreement by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company has delivered to Purchaser a true and complete copy of the underlying lease or respective agreement with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth in the attached “Leased Real Property Schedule”, with respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against the Company or one of its Subsidiaries, as applicable, and is in full force and effect and has not been modified, (ii) the transactions contemplated hereby do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, and (iii) the Company or its applicable Subsidiary is not, and to the Company’s Knowledge, no other party to a Lease is, in material breach or material default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease.

(b) Owned Real Property. The “Owned Real Property Schedule” attached hereto sets forth the address of each parcel of real property owned, in whole or in part, by any member of the Company Group (collectively, the “Owned Real Property”). With respect to each parcel of Owned Real Property:

(i) a member of the Company Group owns good and marketable fee simple title to such parcel of real property, free and clear of all Liens, except Permitted Real Property Liens;

(ii) except as set forth in the “Owned Real Property Schedule,” no member of the Company Group has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c) Real Property Used in the Business. The Leased Real Property identified on the attached “Leased Real Property Schedule” and the Owned Real Property identified on the attached “Owned Real Property Schedule” comprise all of the real property used in the operation of the Business.

5.8 Title to Tangible Assets. The Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material personal, tangible and intangible personal property and assets reflected on the Stub Period Balance Sheet.

5.9 Contracts and Commitments.

(a) The “Contracts Schedule” attached hereto lists all of the following Contracts to which any member of the Company Group is a party, which are currently in effect, and by which any of them or their respective assets or properties are bound:

(i) Contracts (or a group of related Contracts with the same party) which provide for the purchase of goods or services by any member of the Company Group, under which the undelivered balance of such products or services has a purchase price in excess of $250,000;

(ii) Contracts (or a group of related Contracts with the same party) which provide for the sale of products or services by any member of the Company Group, under which the undelivered balance of such products or services has a sale price in excess of $250,000 other than purchase orders for the purchase of inventory in the ordinary course of business;

(iii) Contracts relating to Indebtedness of any member of the Company Group, or under which any member of the Company Group has made advances or loans to any other

Person other than advances made to employees with respect to business expenses in the ordinary course of business consistent with past practice;

(iv) Contracts with dealers, distributors or sales representatives that cannot be terminated by a member of the Company Group on no more than 90 days’ notice without material expense;

(v) (A) Contracts relating to joint ventures, strategic alliances or partnerships; (B) Contracts for the sale of any of the MATERIAL assets of any member of the Company Group other than in the ordinary course of business consistent with past practice or for the grant to any Person of any preferential rights to purchase any of the assets of any member of the Company Group; and (C) Contracts for the acquisition (by merger, purchase of stock or assets or otherwise) by any member of the Company Group of any operating business or MATERIAL assets or the capital stock of any other Person, in each case, pursuant to which a member of the Company Group has any ongoing MATERIAL obligations or MATERIAL liabilities;

(vi) Contracts containing any “non-competition”, “exclusivity” or other similar provision that restrains, restricts, limits or impedes the ability of any member of the Company Group to compete in any line of business or with any Person in any geographical area or that prohibits or restricts the solicitation for employment of any persons (other than prohibitions and restrictions set forth in non-disclosure agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(vii) Contracts relating to the licensing of Proprietary Rights by any member of the Company Group to a third party or by a third party to a member of the Company Group (excluding non-exclusive licenses entered into in the ordinary course of business);

(viii) (A) employment, consulting and non-competition Contracts with any employee, officer or consultant whose base annual compensation is equal to or greater than $100,000; (B) collective bargaining agreements or Contracts with any labor union or association representing any employee of any member of the Company Group; and (C) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth on the “Employee Benefits Schedule”; and

(ix) Contracts pursuant to which any member of the Company Group is a lessor of or permits any third party to hold or operate any property, personal or real, or is a lessee of, or holds or operates any personal property owned by another Person, for which the annual rental exceeds $250,000.

(b) Except as disclosed on the attached “Contracts Schedule”, (i) no Contract set forth or required to be set forth on the attached “Contracts Schedule” has been breached in any material respect by the member of the Company Group party thereto or, to the Company’s Knowledge, by the other party thereto (which has not been duly cured), or canceled by the other party; (ii) no member of the Company Group is in receipt of any written claim of default dated less than three months prior to the date of this Agreement under any Contract listed or required to be listed on the “Contracts Schedule”; and (iii) each Contract listed or required to be listed on the attached “Contracts Schedule” is in full force and effect and is valid, binding and enforceable against the Company or one or more members of the Company Group, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). The Company has made available to Purchaser correct and complete copies of each Contract listed or required to be listed on the “Contracts Schedule”, together with all amendments, modifications or supplements thereto;

5.10 Proprietary Rights.

(a) The attached “Proprietary Rights Schedule” sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered trademarks, country of use and date of first use, a complete and correct list of all the following owned by the Company: (1) patents and applications therefor; (2) registered copyrights and applications therefor; (3) registered trademarks, MATERIAL unregistered trademarks, and applications for registration of Trademarks; (4) software; and (5) Domain Name registrations and applications therefor. All fees associated with maintaining any Proprietary Rights required to have been set forth on the Proprietary Rights Schedule have been paid in full in a timely manner to the proper Governmental Authority.

(b) Except pursuant to a Contract set forth on the Contracts Schedule or as otherwise set forth on the attached “Proprietary Rights Schedule” and except for Contracts not to be disclosed under any of the foregoing schedules, all of the Proprietary Rights used by the Company Group in the conduct of its business or otherwise in its possession are owned by the Company Group and the Company Group has the right to use and possess such Proprietary Rights for the life thereof for any purpose, free from (1) any Liens (except for Permitted Liens) and (2) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions. Except pursuant to a Contract set forth on the Contracts Schedule, the Company Group has not licensed or otherwise granted any right to any Person under any Proprietary Rights (excluding non-exclusive licenses to customers entered into in the ordinary course of business) or has otherwise agreed not to assert any such Proprietary Rights against any Person.

(c) Since June 1, 2009, all newly hired employees of the Company Group involved in the development of Proprietary Rights have executed and delivered valid written instruments that assign to the Company Group all rights to any Proprietary Rights developed by them in the course of their performing services for the Company Group.

(d) The Company Group has entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to the trade secrets of the Company Group to protect the confidentiality and value of such trade secrets. To the Company Group’s Knowledge, there has not been any breach by any of the foregoing of any such agreement. The Company Group uses commercially reasonable measures to maintain the secrecy of all trade secrets of the Company Group.

(e) The operation of the Company Group’s business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products of the Company Group and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible in the possession of the Company Group, and the possession or use of the Proprietary Rights does not infringe, misappropriate, dilute, violate or otherwise conflict with any Proprietary Rights right of any other Person in any material respect. To the Company’s Knowledge the operation of the Company Group’s business does not constitute unfair competition or deceptive or unfair trade practice. To the Company’s Knowledge, none of the Purchased Proprietary Rights are being infringed.

5.11 Governmental Licenses and Permits. The attached “Governmental Licenses Schedule” contains a correct and complete listing of all MATERIAL Governmental Licenses which are used by the Company Group in the conduct of the Business. Except as indicated on the attached “Governmental Licenses Schedule,” the Company Group own or possess all right, title and interest in and to all of the material Governmental Licenses that are necessary to own and operate the Business as presently conducted. Each member of the Company Group is in compliance with the material terms and conditions of such Governmental Licenses. Neither the Company nor any of its Subsidiaries is in material default or material violation of any Governmental License required to be listed on the “Governmental Licenses Schedule.” There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, relating to the suspension, revocation or modification of any Governmental License required to be listed on the “Governmental Licenses Schedule.”

5.12 Litigation; Proceedings. Except as set forth on the attached “Litigation Schedule,” there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against, the Company or any of its Subsidiaries and, to the Company’s Knowledge, there are no active investigations by a Governmental Authority of the Company or any of its Subsidiaries; and no member of the Company Group is subject to any currently effective material Order of any court or other Governmental Authority.

5.13 Compliance with Laws. Except as set forth on the attached “Compliance Schedule,” each member of the Company Group is in compliance in all material respects with all applicable material Laws and requirements of any Governmental Authority, in each case as currently enforced by the applicable Governmental Authority, except where the failure to comply would not have a Material Adverse Effect. To the Knowledge of the Company, no written notice has been received by the Company Group alleging a material violation of or material liability or material potential responsibility under any such Law, rule or regulation which is pending or remains unresolved.

5.14 Employees.

(a) Except as set forth on the attached “Employees Schedule,” since January 1, 2011, no member of the Company Group has experienced any union organization attempts, material labor disputes or material work stoppage or material slowdowns due to labor disagreements. To the

Company’s Knowledge, there is no labor strike, material dispute, material work stoppage or material slowdown pending or threatened against any member of the Company Group. Except as set forth on the attached “Employees Schedule,” no member of the Company Group is a party to any labor or union agreement.

(b) In the past three years, no member of the Company Group has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act or any similar state law (collectively “WARN”), or issued any notification of a plant closing or mass layoff required by WARN, except as required by WARN, with respect to which the Company Group continues to have any material obligation.

5.15 Employee Benefit Plans.

(a) Except as set forth in Section 5.15(a) on the attached “Employee Benefits Schedule,” with respect to current or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company Group, no member of the Company Group maintains, contributes to, has any obligation to contribute to, or has any liability with respect to, any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA); (ii) ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA); (iii) any other deferred compensation, severance pay, salary continuation, bonus, incentive, stock option, equity-based award, retirement, pension, or profit sharing, health, life, disability, accident, vacation, tuition reimbursement plan, policy, program, contract, fund or arrangement of any kind; or (iv) any other material employment, consulting, fringe or employee benefit plan, policy, program, contract, fund or arrangement or any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code (all of the above which any member of the Company Group maintains, contributes to, has any obligation to contribute to, or has any liability with respect to are referred to herein individually as an “Employee Plan” and collectively as “Employee Plans”). Neither the Company nor any member of the Controlled Group participates in, contributes to, or has any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA and Section 414(f) of the Code) or “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Company nor any member of the Controlled Group has any liability with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA or any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code other than the Retirement Plan of Xaloy Incorporated and the Xaloy Incorporated Retirement Plan. No members of the Controlled Group exist other than the Company and its Subsidiaries. No member of the Company Group maintains or has any obligation to contribute to any funded or unfunded Employee Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or other similar laws.

(b) The Company has made available to Purchaser with respect to each Employee Plan correct and complete copies of: (i) all plan documents (or, if not written, a written summary of its MATERIAL terms), summary plan descriptions, summaries of material modifications and amendments related to such plans; (ii) the most recent determination letters received from the Internal Revenue Service, where applicable; (iii) the most recent Form 5500 Annual Reports, along with all schedules and attachments; (iv) the most recent audited financial statements and actuarial valuations; (v) all material correspondence relating to any Employee Plan between any member of the Company Group or their representatives and any government agency or regulatory body with respect to any issue that remains unresolved or with respect to which the Company has or is reasonably expected to incur ongoing obligations; and (vi) all related collective bargaining agreements, insurance contracts, trust agreements and fiduciary bonds and any other documents relating to the funding under any Employee Plan.

(c) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable Internal Revenue Service determination or prototype opinion letter, and nothing has occurred since the date of any such determination or opinion letter that would reasonably be expected to give the Internal Revenue Service grounds to revoke such determination or opinion letter and to result in material liability to the Company Group.

(d) Neither the Company nor any member of the Controlled Group has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Company or any member of the Controlled Group of incurring any such liability. Each Employee Plan to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA in all material respects. No waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Employee Plan, nor has any lien in favor of any Employee Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA.

(e) The notice requirements of Section 204(h) of ERISA and Section 4980 of the Code, and the regulations thereunder, have been timely satisfied in all material respects with respect to each amendment providing for a significant reduction in the rate of future benefit accrual under any Employee Plan that is an “applicable pension plan” (as defined in Section 204(h) of ERISA or Section 4980F of the Code) so that each such amendment has become effective in accordance with its terms.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has materially complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) To the Knowledge of the Company, there are no pending or threatened claims, assessments, complaints, or proceedings of any kind (other than routine claims for benefits) in any court or governmental agency with respect to any Employee Plan or any trusts which are associated with such Employee Plans. To the Company’s Knowledge, none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(h) Except as set forth in Section 5.15(h) on the attached “Employee Benefits Schedule”, the Employee Plans have been maintained, funded, operated, and administered in accordance in all material respects with their terms and any related documents or agreements and comply in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and all other applicable law. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on any member of the Company Group.

(i) The execution and performance of this Agreement will not (alone or in conjunction with any other event) (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or its Subsidiary to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or its Subsidiaries.

(j) No member of the Company Group has agreed or committed to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Plans, or to make any amendments to any of the Employee Plans other than as required under Law or to comply with any applicable collective bargaining agreement.

(k) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l) Each Employee Plan and any other payment or arrangement for which any member of the Company Group has liability that is subject to Section 409A of the Code is in all material respects in documentary compliance with and has been operated in all material respects in compliance with Section 409A of the Code, and no Person has a right to any gross up or indemnification from any member of the Company Group with respect to any such Employee Plan, payment or arrangement subject to Section 409A of the Code.

(m) There have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under applicable Law with respect to any Employee Plan that is maintained outside of the United States which could have a material adverse effect on (i) such Employee Plan or (ii) the condition of any member of the Company Group.

5.16 Tax Matters.

(a) Except as set forth in the attached “Taxes Schedule,” the Company Group has timely filed all Tax Returns required to be filed by it in accordance with all Laws, and all such Tax Returns are true and accurate in all respects. All Taxes (whether or not shown as due and payable on any Tax Return) owed by the Company Group have been timely paid to the appropriate taxing authority. The Company has made available to Purchaser copies of all United States federal income Tax Returns filed with respect to the Company Group for taxable periods ending on or after December 31, 2009 and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods.

(b) Except as set forth in the attached “Taxes Schedule”:

(i) no member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii) no member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(iii) there is no action, suit, taxing authority proceeding or audit now in progress or pending against or with respect to any member of the Company Group with respect to any Tax and, to the Company’s Knowledge, no such action, suit, taxing authority proceeding or audit is threatened;

(iv) no member of the Company Group has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. No member of the Company Group has any liability for the Taxes of any Person (other than the Company or such member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

(v) each member of the Company Group has withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person;

(vi) there are no Liens for Taxes upon the assets or properties of any member of the Company Group, except for Permitted Liens or Permitted Real Property Liens;

(vii) no member of the Company Group has received written notice of any claim by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority;

(viii) no member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any taxing authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date;

(ix) no member of the Company Group is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract other than any such Contract executed in the ordinary course of business not primarily related to Taxes;

(x) within the past two (2) years, no member of the Company Group distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(xi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(ii) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(xii) no member of the Company Group has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision); and

(xiii) the Company has disclosed on its federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

5.17 Brokerage. Except as disclosed on the attached “Brokerage Schedule”, there are no claims for brokerage commissions, finder’s fees or similar compensation or payments in connection with the transactions contemplated by this Agreement based on any arrangement or Contract made by any member of the Company Group.

5.18 Affiliate Transactions. Except for employment Contracts with any employee or officer of any member of the Company Group, any inter-company Contracts between the Company and/or any of its Subsidiaries and those Contracts disclosed on the “Affiliate Transactions Schedule”, none of the Seller’s Representative or its Affiliates or any of the officers or directors set forth on the “Affiliate Transactions Schedule” or, to the Company’s Knowledge, any other Stockholder or Affiliate, employee or officer of the Company (i) is a party to any material Contract or transaction with any member of the Company Group or has any material interest in any material property used by any member of the Company Group, (ii) owes any material amount to any member of the Company Group, or is owed any material amount by any member of the Company Group, in any case, other than amounts owed in the ordinary course of business consistent with past practice, or (iii) owns any material property or right, tangible or intangible, that is significant to the business of any member of the Company Group.

5.19 Environmental Matters. Except as set forth on the attached “Environmental Schedule”:

(a) the Company Group is, and has been since the date that is three years prior to the date hereof, in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply has been settled or resolved without future obligation or liability;

(b) the Company Group possesses, and since the date that is three years prior to the date hereof has possessed, all of the material Governmental Licenses that are required by Environmental Laws to operate the Business, including its use and occupancy of the Leased Real Property and Owned Real Property;

(c) the Company Group is, and has been since the date that is three years prior to the date hereof, in compliance in all material respects with the terms and conditions of such Governmental Licenses required by Environmental Laws, except where the failure to comply has been settled or resolved without future obligation or liability;

(d) the Company Group has not received any written notices that it is in material violation of any of the terms or conditions of such Governmental Licenses required by Environmental Laws, in material violation of any Environmental Law or subject to material liability for fines, penalties, damages, or investigation, cleanup, remedial, response, monitoring, operation and maintenance or related obligations pursuant to applicable Environmental Laws, in each case with respect to the operations, properties or facilities of the Company Group, or any formerly owned, leased or operated real property or any off-site treatment, storage, disposal or recycling location, except for such matters that have been settled or resolved without future obligation or liability;

(e) to the Company’s Knowledge, no member of the Company Group or any of their predecessors sells or has sold any product containing asbestos;

(f) to the Company’s Knowledge, there has been no Release of any Hazardous Material at or from the Leased Real Property or Owned Real Property or any property formerly owned, leased or operated by any member of the Company Group or any of their predecessors that requires reporting, investigation, assessment, cleanup, removal, remediation or any other type of response or corrective action by any member of the Company Group pursuant to any Environmental Law or any contractual obligation (including any applicable lease agreements), except as has been settled or resolved without future obligation or liability;

(g) except as may be contained in the Leases, no member of the Company Group has contractually assumed, undertaken or otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law;

(h) each member of the Company Group has provided to Purchaser copies of all environmental compliance audits, environmental site assessments and MATERIAL documents regarding any unpermitted Release to or conditions of contamination in soil, groundwater or surface water at, upon or from the Leased Real Property, Owned Real Property or any property formerly owned, leased or operated by any member of the Company Group or any of their predecessors that are in the possession of the Company Group; and

(i) the representations and warranties set forth in this Section 5.19 are the sole and exclusive representations and warranties of the Company to Purchaser and Merger Sub with respect to environmental matters, human health and safety matters relating to Hazardous MATERIALS, matters arising under Environmental Laws, and matters relating to Releases.

5.20 Bank Accounts. The attached “Bank Accounts Schedule” sets forth a true and complete list of the names and locations of all banks and the numbers of all of the bank accounts of the Company and its Subsidiaries, together with the names of all authorized signatories for such accounts as reflected on authorized signatory signature cards (if applicable).

5.21 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries represent amounts receivable for merchandise actually delivered, collection of progress payments on undelivered merchandise, or services actually provided, have arisen from bona-fide transactions in the ordinary course of business consistent with past practice and have reserves which have been calculated in a manner consistent with past practice.

5.22 Certain Payments. Neither the Company, any member of the Company Group nor, to the Company’s Knowledge, any Seller, director, officer, employee or Affiliates has, since the date that is three years prior to the date hereof, in violation of any Law, directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any representative of a Governmental Authority, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business for any member of the Company Group, (b) to pay for favorable treatment for business secured by a member of the Company Group, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of any member of the Company Group.

5.23 Insurance. The attached “Insurance Schedule” sets forth a complete list of each MATERIAL insurance policy to which any member of the Company Group is a party, a named insured or otherwise the beneficiary of coverage. To the Company’s Knowledge, all of such insurance policies are legal, valid, binding and enforceable and in full force and effect and none of the Company nor any of the Company’s Subsidiaries is in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums).

5.24 Customers and Suppliers. The attached “Customers and Suppliers Schedule” contains a true and complete list of (a) the ten (10) largest customers of the Company Group (on a consolidated basis) for the year ended December 31, 2011 (the “Business Customers”), showing the total sales of the Company Group to each such customer during such period, and (b) the ten (10) largest suppliers or vendors of the Company Group (on a consolidated basis) for the year ended December 31, 2011 (the “Business Suppliers”), showing the total purchases by the Company Group from each such supplier during such period. As of the date hereof, except as set forth on the “Customers and Suppliers Schedule”, since December 31, 2011, none of the Business Customers or Business Suppliers has terminated its then-active Contract (other than pursuant to the expiration thereof or in connection with establishing a new contract) with the applicable member of the Company Group and, to the Company’s Knowledge, since January 1, 2012, the Company has not received any written indication from the Business Customers or Business Suppliers that it intends to do so (other than in connection with establishing a new contract).

5.25 Stockholder Approval. The only vote of the Company Capital Stock necessary to approve and adopt this Agreement, the Merger and the transactions contemplated by this Agreement is the approval and adoption of this Agreement by the Stockholders holding a majority of the outstanding shares of the Common Stock and Preferred Stock (on an as converted basis) voting together as a single class.

5.26 Disclaimer. Except as expressly set forth in this Article 5 hereof and the certificate contemplated by Section 3.4(b)(i), the Company makes no representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, (a) none of the Company Group shall be deemed to make to Purchaser or Merger Sub any representation or warranty other than as expressly made by such Person in this Agreement and the certificate contemplated by Section 3.4(b)(i) and (b) the Company makes no representation or warranty to Purchaser or Merger Sub (i) with respect to any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of any member of the Company Group, or (ii) except as expressly covered by a representation and warranty contained in this Article 5 and the certificate contemplated by Section 3.4(b)(i), with respect to any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any member of the Company Group. Purchaser and Merger Sub hereby acknowledge and agree to such disclaimer, and that, except to the extent specifically set forth in this Article 5 and the certificate contemplated by Section 3.4(b)(i), Purchaser is purchasing the Company Capital Stock on an “as is, where is” basis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser and Merger Sub each represent and warrant to the Company as of the date hereof as follows:

6.1 Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authorization. Each of Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, the consummation of the Merger, and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Purchaser or Merger Sub, or either of their respective boards of directors or stockholders is necessary to authorize or approve the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, the consummation of the transactions contemplated hereby or thereby. This Agreement, and each of the other agreements contemplated hereby to be executed by Purchaser and Merger Sub, has been duly executed and delivered by Purchaser and Merger Sub and this Agreement constitutes, and the other agreements contemplated hereby upon authorization, execution and delivery by Purchaser and Merger Sub will each constitute, a valid and binding obligations of Purchaser and Merger Sub, enforceable in accordance with their respective terms except as the enforceability hereof and thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3 Absence of Conflicts.

(a) Except as set forth on the attached “Purchaser Material Restrictions Schedule,” the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other documents contemplated hereby to which the Purchaser or Merger Sub is a party, the consummation of the Merger, and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute or result in a material default under (with or without notice or lapse of time or both), result in any violation of, result in the creation of any Lien upon any properties or assets of Purchaser or Merger Sub under, result in the termination, cancellation or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, result in loss of a material benefit under, give rise to any obligation of the Purchaser or Merger Sub to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any notice under, any provision of (i) the articles of incorporation or bylaws of Purchaser or Merger Sub, (ii) any Order applicable to Purchaser or Merger Sub; or (iii) any applicable Law.

(b) Except as set forth on the attached “Purchaser Material Restrictions Schedule” no authorization, consent, approval, exemption, waiver, Order, Governmental License or other action by, authorization of, declaration or filing with, or notification to any Person or Governmental Authority is required on the part of the Purchaser, Merger Sub, or their Subsidiaries in connection with the execution, delivery and performance of this Agreement, the consummation of the Merger or the consummation of the transactions contemplated hereby or thereby (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by any Antitrust Law).

6.4 Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by any Antitrust Law) is required in connection with the execution, delivery or performance of this Agreement by Purchaser or Merger Sub or the consummation by Purchaser or Merger Sub of the transactions contemplated hereby and thereby.

6.5 Litigation. There are no Legal Proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser or Merger Sub before or by any Governmental Authority, or to which Purchaser or Merger Sub is otherwise a party, which would adversely affect Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.6 Ownership of Merger Sub; No Prior Activities. Purchaser owns 100% of the issued and outstanding shares of Merger Sub’s capital stock. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.7 Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation or payments in connection with the transactions contemplated by this Agreement based on any arrangement or Contract made by or on behalf of Purchaser or Merger Sub except as set forth on the attached “Purchaser Brokerage Schedule.”

6.8 Financing. Purchaser has, and will on the Closing Date have, sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Purchaser and Merger Sub at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement. Purchaser has no reason to believe that such available cash shall not be available or that the debt shall not be funded, and Purchaser has not made any misrepresentation in connection with obtaining such debt financing commitments.

6.9 Due Diligence Review. Each of Purchaser and Merger Sub acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article 5 hereof, it is not relying upon any representation or warranty of the Company or any Affiliate, officer, director, employee, agent or advisor thereof, nor upon the accuracy of any record, projection or statement made available or given to Purchaser or Merger Sub in the performance of such investigation, and (b) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

6.10 Restricted Securities. Purchaser understands and acknowledges that (a) none of the Company Capital Stock has been registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Capital Stock constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Company Capital Stock is traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Capital Stock may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Company Capital Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Company Capital Stock acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any applicable state securities Laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the 1933 Act.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing only as follows:

(a) by mutual consent of Purchaser and Merger Sub, on the one hand, and the Sellers’ Representative and the Company, on the other hand;

(b) by Purchaser and Merger Sub providing written notice to the Sellers’ Representative if there has been a breach of any of the representations, warranties or covenants by the Company set forth in this Agreement, which would result in the conditions set forth in Section 3.3(a) or Section 3.3(b) to not be satisfied (so long as Purchaser and Merger Sub have provided the

Sellers’ Representative with written notice of such breach and the breach has continued without cure for a period of twenty (20) days after the notice of such breach or the earlier occurrence of the Outside Date);

(c) by the Sellers’ Representative, on behalf of the Company, providing written notice to Purchaser and Merger Sub if there has been a breach of any of the representations, warranties or covenants by Purchaser or Merger Sub set forth in this Agreement, which would result in the conditions set forth in Section 3.2(a) or Section 3.2(b) to not be satisfied (so long as the Sellers’ Representative has provided Purchaser and Merger Sub with written notice of such breach and the breach has continued without cure for a period of twenty (20) days after the notice of such breach or the earlier occurrence of the Outside Date);

(d) by either Purchaser and Merger Sub, on the one hand, or the Sellers’ Representative on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by the date that is sixty (60) days after the date hereof (the “Outside Date”); provided, however, that if the only outstanding condition to the Closing set forth in Sections 3.1, 3.2 and 3.3 (other than the conditions that must be satisfied at the Closing) is the condition set forth in Section 3.1(b), then the Outside Date shall automatically be extended to the date that is seventy-five (75) days after the date hereof; provided, further, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if (i) that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time or (ii) that party has failed to satisfy any conditions set forth in Article 3 hereof that such party was required to satisfy (other than those conditions to be satisfied at the Closing); or

(e) by Purchaser or Merger Sub if the Company does not deliver the Written Consent within one (1) Business Day following the date of this Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company, Purchaser or Merger Sub (other than pursuant to this Section 7.2, Section 8.3, Section 8.4, Section 8.9 and Article 9 which shall survive any such termination), except for any willful breaches of this Agreement prior to the time of such termination. In the event of termination by Purchaser and Merger Sub, on the one hand, or the Sellers’ Representative on the other hand, or both, pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties stating in reasonable detail the basis for such termination. If the transactions contemplated by this Agreement are terminated as provided in Section 7.1, each of Purchaser and Merger Sub acknowledges and agrees that all documents, copies thereof, and all other materials received from or on behalf of any member of the Company Group relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1 Recovery from Escrow; Indemnification.

(a) Indemnification of Purchaser.

(i) Subject to the other limitations in this Article 8, from and after the Closing, each of the Sellers, severally and not jointly, on a pro rata basis based on the percentages set forth across from such Seller’s name on the “Sellers Schedule” (“Pro Rata Share”), shall indemnify the Purchaser, its Affiliates (including the Company) and any of their respective officers, directors, employees, stockholders, successors and assigns (collectively, the “Purchaser Indemnitees”) in respect of any loss, liability, claim, obligation, demand, judgment, suit, action, cause of action, assessment, award, fine, penalty, deficiency, interest, damage, cost or expense (including reasonable legal expenses and costs), whether or not involving a third party claim (individually, a “Loss” and collectively, “Losses”; provided, that (x) any punitive, exemplary, special, indirect or consequential damages shall not be deemed to be “Losses” hereunder except to the extent any such damages are paid by an Indemnified Party to a third party (other than another Indemnified Party) and (y) consequential, special and indirect damages means those damages that arise solely from the special circumstances of the Indemnified Party that have not been communicated to, or are not known by, the Indemnifying Party) which is incurred or suffered by a Purchaser Indemnitee as a result of: (A) the breach of any representation or warranty of the Company contained in this Agreement when made as of the date of this Agreement or of any statement set forth in the Certificate contemplated by Section 3.4(b)(i); (B) the breach by the Company of any covenant or agreement contained in this Agreement which is required to be performed prior to Closing or the breach by the Sellers’ Representative of any covenant or agreement contained in this Agreement which is required to be performed from and after the Closing; (C)(1) all Taxes (or the nonpayment thereof) of any member of the Company Group for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (2) all Taxes of any member of an affiliated, combined or unitary group of which any member of the Company Group is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (3) any and all Taxes of any Person (other than a member of the Company Group) imposed on such member of the Company Group as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, and except, in the case of any Taxes imposed as a result of any Contract, to the extent such Taxes relate to a Contract executed in the ordinary course of business and not primarily related to Taxes; and (D) any Indebtedness of the Company Group existing as of the Effective Time or Transaction Expenses not fully paid on the Closing Date.

(ii) All claims by any Purchaser Indemnitee pursuant to this Section 8.1 must be made in writing on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, the representations and warranties and covenants or agreements which are required to be performed prior to the Closing that are the subject of such claim shall continue to survive until such matter is finally resolved. For purposes of this Agreement, the term “Survival Date” shall mean the date that is twelve (12) months following the Closing Date; provided, that the representations and warranties: (a) set forth in Sections 5.1 (Organization and Power), 5.2 (Authorization), 5.3 (Capitalization; Subsidiaries), 5.16 (Tax Matters), 5.15 (Employee Benefit Plans), 5.17 (Brokerage), 6.1 (Organization and Power), and 6.2 (Authorization) (collectively, the “Fundamental Representations”) shall survive until the third anniversary of the Closing Date.

(iii) The indemnification provided for in Section 8.1(a)(i) above is subject to each of the following limitations:

(A) The aggregate amount of all payments made by the Sellers (which shall include all payments made from the Escrow Amount) in satisfaction of claims for indemnification pursuant to Section 8.1(a)(i)(A) (except those related to Fundamental Representations) shall not exceed $10,000,000 (the “Indemnification Cap”); provided, however, that claims for indemnification pursuant to Section 8.1(a)(i)(A) related to Fundamental Representations and all other claims for indemnification pursuant to Section 8.1 shall not exceed $40,000,000 (the “Fundamental Representations Cap”).

(B) The Purchaser Indemnitees shall not be entitled to make any claims against any Seller or the then-available portion of the Escrow Amount pursuant to Section 8.1(a)(i)(A) (except those related to the representations and warranties set forth in Section 5.15(e)) unless and until the Purchaser Indemnitees have suffered aggregate Losses as a result of breaches described in Section 8.1(a)(i)(A) (except those related to the representations and warranties set forth in Section 5.15(e)) in excess of $2,000,000 (the “Indemnification Basket”) (the Sellers being obligated to indemnify the Purchaser Indemnitees solely to the extent exceeding the Indemnification Basket); provided, however, that notwithstanding the foregoing, the Sellers shall not be liable to indemnify the Purchaser Indemnitees pursuant to Section 8.1(a)(i)(A): (i) unless and until the Purchaser Indemnitees have suffered aggregate Losses arising out of a claim in excess of $25,000 (provided that any claim not exceeding such amount shall not be aggregated to count towards the Indemnification Basket) or (ii) for any Losses claimed by the Purchaser Indemnitees for a breach of representation or warranty set forth in Section 5.16, except to the extent such Losses are with respect to taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. The Purchaser Indemnitees shall not be entitled to make any claims against any Seller or the then-available portion of the Escrow Amount pursuant to Section 8.1(a)(i)(A) in respect of the representations and warranties set forth in Section 5.15(e) unless and until the Purchaser Indemnitees have suffered aggregate Losses as a result of breaches described in Section 8.1(a)(i)(A) with respect to the representations and warranties set forth in Section 5.15(e) in excess of $100,000.

(C) The aggregate liability of each Seller (which shall include all payments made from the Escrow Amount) in satisfaction of (1) claims for indemnification pursuant to Section 8.1(a)(i)(A) (except those related Fundamental Representations) shall not exceed such Seller’s Pro Rata Share of the Indemnification Cap and (2) claims for indemnification pursuant to Section 8.1(a)(i)(A) related to Fundamental Representations and all other claims for indemnification pursuant to Section 8.1 shall not exceed such Seller’s Pro Rata Share of the Fundamental Representations Cap.

(D) For purposes of determining whether there has been a breach of any representation or warranty under this Agreement and for purposes of determining any Losses related thereto, for purposes of this Section 8.1 such representations and warranties shall be interpreted without giving effect to any limitations or qualifications such as “materiality,” “material,” “in all material respects” or “Material Adverse Effect” set forth in any such representation or warranty, except for references to “MATERIALITY,” “MATERIAL,” “IN ALL MATERIAL RESPECTS” or “MATERIAL ADVERSE EFFECT” (in each case, to the extent such phrase or term is in all capital letters).

(b) Purchaser’s Indemnification.

(i) From and after the Closing, Purchaser agrees to indemnify the Sellers, their respective Affiliates and each of the foregoing’s respective officers, directors, employees, shareholders, successors and assigns (collectively, the “Seller Indemnitees”) and hold each Seller Indemnitee harmless against any Loss which any Seller Indemnitee suffers, as a result of: (A) the breach of any representation or warranty contained in Article 6 hereof; and (B) the breach by Purchaser or Merger Sub of any covenant or agreement of Purchaser or Merger Sub contained in this Agreement.

(ii) Purchaser shall not be liable with respect to any claim under Section 8.1(b)(i) unless written notice of a possible claim for indemnification is given by the claiming Seller Indemnitee to Purchaser on or before the Survival Date, it being understood that so long as such written notice is given on or prior to the Survival Date, such representations and warranties and covenants or agreements which are required to be performed prior to the Closing that are the subject of such claim shall continue to survive until such matter is resolved.

(c) Procedures.

(i) Notice of Claim. Any indemnified party making a claim for indemnification pursuant to Sections 8.1(a) or 8.1(b) (an “Indemnified Party”) in respect of Legal

Proceedings instituted or any claim or demand made by any Person against an Indemnified Party (a “Third-Party Claim”) must give the Sellers’ Representative or Purchaser, as the case may be, written notice of such Third-Party Claim describing such Third-Party Claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) as promptly as reasonably practicable after the Indemnified Party receives any written notice of any Third-Party Claim; provided, however, that the failure to notify or delay in notifying the Sellers’ Representative or Purchaser, as the case may be, will not relieve the indemnifying party (the “Indemnifying Party”) of its obligations pursuant to Section 8.1(a) or 8.1(b) (as applicable), except to the extent that such Indemnifying Party can demonstrate actual material prejudice as a result of such failure.

(ii) Control of Defense. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a notice from the Indemnified Party of the commencement or assertion of any Third-Party Claim, to assume and conduct the defense of such Third-Party Claim (if such Third-Party Claim seeks only monetary damages) in accordance with the limits set forth in this Agreement with legal counsel of national standing selected by the Indemnifying Party; provided, however, that the then-available Escrow Amount is sufficient to satisfy the amount of any adverse monetary judgment or settlement that is reasonably likely to result. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 8.1(c)(ii), the Indemnified Party may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 8.1(c)(ii), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (A) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or (B) an unwaivable conflict of interest exists between the Indemnified Party and the Indemnifying Party, the Indemnified Party may assume the defense of such Third-Party Claim and retain separate counsel at the expense of the Indemnifying Party. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Third-Party Claim as provided in this Agreement, shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld), consent to a settlement of, or the entry of judgment arising from, any such Third-Party Claim which (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a complete release from all Losses in respect of such Third-Party Claim, or (B) grants any injunctive or equitable relief. Subject to the written consent of the Indemnifying Party (such consent not to be unreasonably withheld), the Indemnified Party shall have the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party. If the Sellers’ Representative (in its capacity as such) is the Indemnifying Party, the reasonable expenses of the Sellers’ Representative incurred in defending a Third-Party Claim (or any participation in a Third-Party Claim that could result in Losses to the Sellers’ Representative (in its capacity as such)) shall be the responsibility of the Sellers’ Representative and shall not be deducted from the Escrow Amount.

(iii) A claim for indemnification pursuant to Article 8 for any matter not involving a Third-Party Claim may be asserted by delivery of a Claim Notice to the Indemnifying Party as promptly as reasonably practicable after the Indemnified Party receives any written notice of such claim; provided, however, that the failure to notify or delay in notifying the Sellers’ Representative or Purchaser, as the case may be, will not relieve the Indemnifying Party of its obligations pursuant to Section 8.1(a) or 8.1(b) (as applicable), except to the extent that such Indemnifying Party can demonstrate actual material prejudice as a result of such failure.

(d) Net Recovery. The amount of any Loss shall be net of any amounts recoverable by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights with respect to such Loss. The amount of any Loss claimed by any Indemnified Party hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by any Indemnified Party or its Affiliates during the taxable year in which such Loss occurs that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss. In the event of any breach giving rise to an indemnification obligation under Section 8.1(a) or the right to make a claim against the then-available portion of the Escrow Amount, the Indemnified Party shall take, and shall cause its respective Affiliates to take, all reasonable measures to mitigate the consequences of the related breach (including taking reasonable steps to prevent any contingent Loss from becoming an actual Loss). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnitees shall have no right to make any claim against any Seller or the then-available portion of the Escrow Amount with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter (i) has been taken into account in the determination of Final Working Capital, the Initial Merger Consideration and/or the Merger Consideration or (ii) arises out of changes after the Closing Date in applicable Laws, rules or regulations or interpretations or applicable thereof.

(e) Recoupment under the Escrow Agreement; Release of Escrow Amount. From and after the Closing (but subject to the provisions of this Article 8), any recovery for any Losses by a Purchaser Indemnitee (subject to the other provisions of this Article 8 including the provisions of Section 8.1(a)(iii)) shall be satisfied first from the then-available portion of the Escrow Amount (if any) in accordance with the terms of this Agreement and the Escrow Agreement before the Purchaser Indemnitee may proceed to recover such Losses directly from the Sellers. On the date which is twelve (12) months following the Closing Date, the Escrow Agent shall release to the Sellers’ Representative (for the benefit of the Sellers) the then-remaining Escrow Amount less the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification, in accordance with the terms of the Escrow Agreement.

(f) Payments. Any payment pursuant to a claim for indemnification or a claim against the then-available portion of the Escrow Amount shall be made not later than thirty (30) days after receipt by the Indemnifying Party (or the Sellers’ Representative and the Escrow Agent with respect to any claim against the then-available portion of the Escrow Amount) of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 8.1(c) or is a dispute, claim or controversy which is the subject of an unresolved arbitration proceeding pursuant to Section 8.9, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined or any such dispute is resolved.

(g) Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article 8 shall be the exclusive remedy of the Purchaser Indemnitees with respect to the transactions contemplated by this Agreement (except as provided in Section 9.13 and for claims of fraud and disputes under Section 2.11, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.11). After the Closing Date, no party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement. No Person shall have any right to assert any claims for indemnification or make a claim against the then available portion of the Escrow Amount pursuant to this Section 8.1 with respect to any Loss or other claim to the extent it is primarily a possible or potential Loss or claim that such party believes may be asserted rather than a Loss or claim that has, in fact, been asserted or filed of record against such Person or paid or incurred by such Person.

(h) Subrogation. After any indemnification payment is made pursuant to this Article 8 or payment is made from the then-available portion of the Escrow Amount, the Indemnifying Party (or the Sellers’ Representative for the benefit of the Sellers) shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment or payment from the then-available portion of the Escrow Amount pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party (or the Sellers’s Representative with respect to payments made from the then-available portion of the Escrow Agreement), any instrument reasonably necessary to evidence such subrogation rights. The foregoing subrogation rights shall not be available to the extent the third party against whom the subrogated rights would be enforced is a party that has had a material ongoing business relationship with a member of the Company Group, whether as a supplier, customer, distributor, licensor or otherwise.

(i) Environmental. Each of Purchaser and Merger Sub understands and agrees that its right to indemnification under Section 8.1(a)(i) for breach of the representations and warranties contained in Section 5.19 shall constitute its sole and exclusive remedy against the Sellers with respect to any environmental matter or health or safety matter relating to Hazardous Materials, relating to the past or current facilities, properties, or operations of the Company and all of its predecessors or Affiliates, including any such matter arising under any Environmental Laws or relating to a Release, except for claims for fraud. Aside from such right to make a claim against the then available portion of the Escrow Amount, each of Purchaser and Merger Sub hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Sellers, and hereby releases the Sellers from any claim, demand, or liability, with respect to any such environmental matter (including any arising under the

Comprehensive Environmental Response, Compensation, and Liability Act, any analogous state law, or the common law) with respect to the past or current facilities, properties or operations of the Company and its predecessors or Affiliates, and with respect to the transactions contemplated by this Agreement (except for claims for fraud). Sellers shall have no obligation to indemnify the Purchaser Indemnitees with respect to Losses arising from any conditions of contamination identified through any environmental sampling or testing after the Closing Date that is not required by Environmental Laws. The Sellers’ obligation to indemnify the Purchaser Indemnitees with respect to any Losses relating to or arising from investigatory, corrective or remedial action at the Owned Real Property or Leased Real Property shall be limited to such actions required by Environmental Laws or applicable Leases, assuming continued industrial use of the subject property and employing risk based standards and institutional controls where available.

8.2 Mutual Assistance. Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. For three (3) years following the Closing, each of the parties hereto at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns, the filing and execution of Tax elections or any Tax audits, if required, to the extent that such assistance is reasonably requested.

8.3 Press Release and Announcements; Confidentiality. Unless required by Law (in which case each of Purchaser and Sellers’ Representative shall consult with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof through the Closing, no announcements or communications to the employees, customers or suppliers of the Company Group or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the joint approval of both Purchaser and the Sellers’ Representative. Sellers’ Representative, the Company, Merger Sub and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses. Each of Purchaser and Merger Sub acknowledges that, following the Closing or the termination of this Agreement pursuant to Article 7, that certain confidentiality agreement by and between Purchaser and the Company, dated as of February 8, 2011 (the “Confidentiality Agreement”) shall remain in full force and effect pursuant to its terms.

8.4 Expenses. Except as otherwise set forth in this Agreement, the Escrow Agreement or the other Company Documents, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, the Company Documents and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, the Company Documents and the other agreements contemplated hereby (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, however, that Purchaser shall be solely responsible for all filing fees under the HSR Act and any other Antitrust Law and all costs associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

8.5 Further Assurances. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request to effect or consummate the transactions contemplated hereby.

8.6 Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

8.7 Directors and Officers Insurance. At or prior to the Closing, Purchaser shall purchase for any Person who is on the date hereof or who becomes prior to the Closing Date, an officer or director of any member of the Company Group (each such Person, a “D&O Beneficiary”) a 6-year “tail” officers’ and directors’ liability insurance coverage (“D&O Insurance”) that is reasonably acceptable to the Sellers’ Representative with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, (a) the fact that such D&O Beneficiary is or was a director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, or (b) this Agreement or any of the transactions contemplated hereby or thereby, in each case to the extent that any such D&O Claim pertains to any matter of fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date. The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by, each such D&O Beneficiary and are in addition to, and not in substitution for, any other rights to contribution that any such person may have by contract or otherwise. For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit any member of the Company Group to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in any member of the Company Group’s articles of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the officers and directors of any member of the Company Group on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the Law.

8.8 Tax Matters.

(a) Purchaser shall prepare or cause to be prepared and file or cause to be filed, at the expense of the Company Group, all Tax Returns for the Company Group which are filed after the Closing Date for any Pre-Closing Tax Period and for any Straddle Period. No later than forty-five (45) days prior to filing any such Tax Return, Purchaser shall submit such Tax Return to the Sellers’ Representative for its review and consent. The Sellers’ Representative shall provide written comments to Purchaser no later than fifteen (15) days after receiving such Tax Return. The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the parties are unable to resolve any such dispute within fifteen (15) days, the parties shall refer such dispute to the Accounting Arbitrator in accordance with the procedure set forth in Section 2.11(c). To the extent that the Accounting Arbitrator is unable to resolve any such dispute prior to the due date for any Tax Return, such Tax Return shall be filed as prepared by Purchaser and shall be amended to reflect the resolution by the Accounting Arbitrator if necessary. The parties hereto agree that any Tax Return that includes the Closing Date shall reflect, unless otherwise required by law, any deduction attributable to amounts paid or accrued by the Company and/or any of its Subsidiaries on or before the Closing Date. The Sellers’ Representative shall provide the Purchaser, the Company Group with any reasonably requested assistance in preparing such Tax Returns, including any requisite powers of attorney. The Sellers’ Representative shall pay any Purchaser at least five (5) days before the due date for any Tax Return prepared pursuant to this Section 8.8(a) all Taxes with respect to any Pre-Closing Tax Period and all Taxes allocable to any Pre-Closing Straddle Period.

(b) Unless otherwise required by Law, Purchaser and its Affiliates (including on or after the Closing Date, the Company Group) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of any member of the Company Group for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends prior to the Closing Date) without the prior written consent of the Sellers’ Representative, not to be unreasonably withheld.

(c) Cooperation; Procedures Relating to Tax Claims. Subject to the other provisions of this Section 8.8, Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Furthermore, the Sellers’ Representative shall have the right to control, at its sole expense, any audit, litigation or other proceeding with respect to Taxes and Tax Returns of any member of the Company Group that relates solely to any Pre-Closing Tax Period. If the Sellers’ Representative elects to control such matter, then (x) Purchaser shall have the right to participate, at its sole expense, in any such matter, (y) the

Sellers’ Representative shall keep Purchaser reasonably informed of the status of such matter (including providing Purchaser with copies of all written correspondence regarding such matter), and (z) the Sellers’ Representative shall not settle any such proceedings without Purchaser’s written consent, not to be unreasonably withheld, conditioned or delayed. The Purchaser shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any Pre-Closing Tax Period or Straddle Period within ten (10) days of the receipt of such notice. If the Sellers’ Representative elects not to control any such audit, litigation, or other proceeding that relates solely to any Pre-Closing Tax Period or such audit, litigation, or other proceeding does not relate solely to any Pre-Closing Tax Period, then Purchaser shall control such matter, provided, that (w) the Sellers’ Representative shall have the right to participate in any such matter, at its sole expense, (x) Purchaser shall keep the Sellers’ Representative reasonably informed of the status of such matter (including providing the Sellers’ Representative with copies of all written correspondence regarding such matter), and (y) Purchaser shall not settle any such proceedings without the Sellers’ Representative’s written consent, not to be unreasonably withheld, conditioned or delayed. The provisions of this Section 8.8 and not Section 8.1(c) shall govern any such audit, litigation, or other proceeding that relates to any Pre-Closing Tax Period or Straddle Period of any member of the Company Group.

(d) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes with respect to the income, property or operations of any member of the Company Group will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.8(d). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(e) No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local Law in respect of the transactions contemplated by this Agreement.

(f) The Purchaser shall not take any action or cause any action to be taken with respect to the Company or the Surviving Corporation subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

(g) Any payments under this Agreement shall be treated by all parties as adjustments to the Merger Consideration, unless otherwise required by Law.

8.9 Disputes; Arbitration Procedure.

(a) Except for any dispute, claim or controversy pursuant to Section 2.11, each of the parties hereto agrees that it will attempt to resolve any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.

(b) Except for any dispute, claim or controversy pursuant to Section 2.11, any dispute, claim or controversy that cannot be resolved by the parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 8.9 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators mutually agreeable to the parties. If the parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of Law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal Law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Chicago, Illinois. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c) Nothing contained in this Section 8.9 shall prevent any party hereto from resorting to judicial process if solely injunctive or equitable relief from a court is necessary to prevent injury to such party or its Affiliates to the extent permitted by this Agreement. The prevailing party in the final, non-appealable determination of any dispute, claim or controversy brought in arbitration, court or other judicial process in accordance with this Agreement shall be reimbursed fully and promptly by the non-prevailing party for all attorneys’ fees, court costs and other reasonable costs and expenses incurred by such prevailing party in connection with the resolution of such dispute, claim or controversy.

8.10 Sellers’ Representative. The Sellers’ Representative is hereby approved (and is to be approved pursuant to the Letter of Transmittal) to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. Each of the Sellers shall irrevocably appoint the Sellers’ Representative as the agent, proxy and attorney-in-fact for each such Seller for all purposes of this Agreement, including full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to such Seller and each other Seller, (d) to execute and deliver any certificates representing the Company Group’s capital stock and execution of such further instruments as Purchaser shall reasonably request, (e) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (g) to negotiate, settle, compromise and otherwise handle any claims for indemnification or any claims made against the then-available portion of the Escrow Amount made by any indemnified party pursuant this Agreement hereof and (h) to do each and every act and exercise any and all rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement. Each of the Sellers shall agree to reimburse the Sellers’ Representative for any fees and expenses incurred by the Sellers’ Representative in its capacity as agent, proxy or attorney-in-fact of the Sellers in connection with this Agreement or the transactions contemplated herein. At the Effective Time, Purchaser shall deliver to the Sellers’ Representative an amount equal to $1,000,000 (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned by the Sellers’ Representative to the Sellers on a pro rata basis as soon as reasonably practicable after payment of the Sellers’ Representative the amount due to it from the Sellers’ Representative Expense Fund.

ARTICLE 9

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Sellers’ Representative (on behalf of the Company), Purchaser and the Merger Sub. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement or any breach or default hereof shall be deemed or shall constitute, a waiver, breach or default of any other provisions, whether or not similar.

9.2 Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, or the Sellers’ Representative under or by reason of the provisions of this Agreement or the Company Documents (except to the extent a Company Document provides otherwise) will be in writing and will be deemed to have been given (a) when personally delivered, (b) one (1) day after being sent by reputable overnight courier, (c) when transmitted by facsimile or telecopy (transmission confirmed), in each case to the respective parties hereto at the addresses indicated below (unless another address is so specified by the applicable party in writing):

If to the Sellers’ Representative or prior to the Closing, to the Company, then to:

c/o Industrial Growth Partners

100 Spear Street, Suite 1500

San Francisco, CA 94105

Attention:        Eric D. Heglie

Facsimile No.: (415) 882-4551

with a copy to:

Kirkland & Ellis LLP

555 California Street, Suite 2700

San Francisco, CA 94104

Attention:  David A. Breach

                     Stuart E. Casillas

Facsimile No.: (415) 439-1500

If to Purchaser or Merger Sub, or after the Closing, to the Company, then to:

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Attention:  Robert E. Veillette, Vice President,

                     General Counsel & Secretary

Facsimile No.: (440) 892-9253

With a copy to:

Jones Day

North Point

901 Lakeside Ave.

Cleveland, Ohio 44114

Attention:         James P. Dougherty

Facsimile No.: (216) 579-0212

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned or delegated by any of the parties hereto without the prior written consent of the other party.

9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any provision is prohibited or invalid, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in accordance with applicable Law such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way modify or affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7 Third-Party Beneficiaries. Except as expressly set forth in this Agreement, no Person other than the parties hereto (and their permitted successors and assigns) will have any rights, remedies, obligations or benefits under any provision of this Agreement, and nothing in this Agreement shall create any third party beneficiary rights in any Person or entity not a party to this Agreement.

9.8 Complete Agreement. This Agreement, the Company Documents and the other agreements, instruments and documents referred to herein and therein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9 Counterparts. This Agreement, the Company Documents and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, any one of which may be delivered by facsimile, and all of which taken together shall constitute one and the same instrument (except to the extent a Company Document provides otherwise).

9.10 Governing Law and Jurisdiction. This Agreement, the Company Documents and the exhibits and schedules hereto and thereto, and all claims and disputes arising hereunder or thereunder (except to the extent a Company Document provides otherwise), shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any party’s agreement to arbitrate) as described in Section 8.9, to the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement and the Company Documents (except to the extent a Company Document provides otherwise), and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement and the Company Documents (except to the extent a Company Document provides otherwise), the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

9.11 Attorney-Client Privilege and Conflict Waiver. Kirkland & Ellis LLP has represented the Company, its Subsidiaries, certain of the Sellers and the Sellers’ Representative in connection with this Agreement and the transactions contemplated hereby. All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the parties agree Purchaser shall not, and shall not cause any member of the Company Group to, seek to have Kirkland & Ellis LLP disqualified from representing the Sellers’ Representative, the Seller Indemnitees and their respective Affiliates (other than the Company and its Subsidiaries) in connection with any dispute that may arise between the Sellers’ Representative, the Seller Indemnitees or their respective Affiliates, on the one hand, and the Purchaser or the Company, on the other hand, in connection with this Agreement or the transactions contemplated hereby. In connection with any such dispute that may arise between the Sellers’ Representative, the Seller Indemnitees or their respective Affiliates, on the one hand, and the Purchaser or the Company, on the other hand, the Sellers’ Representative will have the right to decide, in its sole discretion, whether or not to waive the attorney client privilege that may apply to any communications between any of the Sellers and Kirkland & Ellis LLP that occurred before the Closing.

9.12 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE COMPANY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE (EXCEPT TO THE EXTENT A COMPANY DOCUMENT PROVIDES OTHERWISE) IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM IN ANY COURT DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT AND THE COMPANY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR (II) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Company Documents were not performed by Purchaser, or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Purchaser or the Company, as applicable. It is accordingly agreed that (except to the extent a Company Document provides otherwise) the parties shall be entitled to an injunction or injunctions, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement and the Company Documents by any of Purchaser or the Company, as applicable, and to enforce specifically the terms and provisions hereof and thereof against Purchaser or the Company, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

XALOY SUPERIOR HOLDINGS, INC.

By:
Name:
Title:

PURCHASER:

NORDSON CORPORATION

By:
Name:
Title:

MERGER SUB:

BUCKEYE MERGER CORP.

By:
Name:
Title:

{Signature Page to Agreement and Plan of Merger}

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above-written solely for the purpose of accepting its appointment as the Sellers’ Representative under, and agreeing to be bound as such by, the provisions of this Agreement.

SELLERS’ REPRESENTATIVE:

INDUSTRIAL GROWTH PARTNERS III, L.P.

By:	IGP Capital Partners III, LLC
Its:	General Partner

By:
Name:	Gottfried P. Tittiger
Title:	Managing Member

{Signature Page to Agreement and Plan of Merger}